UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

PLAYTEX PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 27, 2007

To Our Stockholders:

You are cordially invited to attend the special meeting of the stockholders of Playtex Products, Inc., a Delaware corporation (“Playtex”), which will be held at our corporate headquarters at 300 Nyala Farms Road, Westport, Connecticut, 06880, on Thursday, September 27, 2007, at 11:00 a.m, local time.

On July 12, 2007, we entered into a merger agreement providing for the acquisition of Playtex by Energizer Holdings, Inc., a Missouri corporation. If the acquisition is completed, you will be entitled to receive $18.30 in cash, without interest, for each share of Playtex common stock you own. At the special meeting, you will be asked to adopt the merger agreement and approve the merger of a wholly-owned subsidiary of Energizer with and into Playtex. As a result of the merger, Playtex will become a wholly-owned subsidiary of Energizer.

Our Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, and has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the holders of Playtex common stock. Our Board of Directors unanimously recommends that Playtex’s stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important.   The merger cannot be completed unless the merger agreement is adopted and the merger is approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock entitled to vote. If you fail to vote on the adoption of the merger agreement and approval of the merger, the effect will be the same as a vote against the adoption of the merger agreement and approval of the merger.

Please do not send your Playtex common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

Whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, we urge you to vote, by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or you may vote through the Internet or by telephone as directed on the enclosed proxy card. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of the proxy cards.

If you are a stockholder of record of Playtex, voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We look forward to seeing you at the special meeting.

Sincerely,
Neil P. DeFeo
Chairman of the Board, President and Chief Executive Officer

August 27, 2007

PLAYTEX PRODUCTS, INC.

300 Nyala Farms Road,
Westport, Connecticut, 06880

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 27, 2007

A special meeting of the stockholders of Playtex Products, Inc., a Delaware corporation (“Playtex”), will be held at our corporate headquarters at 300 Nyala Farms Road, Westport, Connecticut, 06880, on Thursday, September 27, 2007, at 11:00 a.m, local time, for the following purposes:

1.      To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of July 12, 2007, among Playtex, Energizer Holdings, Inc., a Missouri corporation (“Energizer”), and ETKM, Inc., a Delaware corporation and wholly-owned subsidiary of Energizer (“Merger Sub”), and approve the merger of Merger Sub, with and into Playtex, with Playtex continuing as the surviving corporation, as a result of which, among other things, each share of common stock of Playtex outstanding immediately prior to the effective time of the merger (other than shares held by Playtex, Energizer or its subsidiaries and by stockholders, if any, who validly perfect their dissenters’ rights under Delaware law) will be converted into the right to receive $18.30 in cash, without interest.

2.      To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger referred to in Item 1.

3.      To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Your vote is important, regardless of the number of shares of stock that you own. The adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of Playtex common stock that are entitled to vote at the special meeting. The proposal to adjourn the meeting to solicit additional proxies requires the affirmative vote of the holders of a majority of our common stock present and entitled to vote at the special meeting, whether or not a quorum is present.

Only holders of record of shares of Playtex common stock at the close of business on August 15, 2007, the record date for the special meeting, are entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement of the meeting. All stockholders of record are cordially invited to attend the special meeting in person.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid (if mailed in the United States) envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Your failure to vote will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger.

Stockholders who do not vote in favor of the adoption of the merger agreement and the approval of the merger will have the right to seek appraisal of the fair value of their shares of Playtex common stock if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

Paul E. Yestrumskas
Vice President, General Counsel and Secretary

August 27, 2007

To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab that corresponds to the title of the section you wish to read.

Table of Contents
Summary
Questions and Answers About the Special Meeting and the Merger
Cautionary Statement Concerning Forward-Looking Statements
Parties Involved in the Proposed Transaction
The Special Meeting
The Merger
Terms of the Merger Agreement
Stockholder Agreement
Projected Financial Information and Sensitivity Analysis
Past Contacts, Transactions or Negotiations
Markets and Market Price
Security Ownership of Management and Certain Beneficial Owners
Future Stockholder Proposals
Where Stockholders Can Find More Information
Appendices

i

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where Stockholders Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” “Playtex” and the “Company” refer to Playtex Products, Inc. and, where appropriate, its subsidiaries. We refer to Energizer Holdings, Inc. as “Energizer,” ETKM, Inc. as “Merger Sub,” Morgan, Lewis & Bockius LLP as “Morgan Lewis” and Lehman Brothers, Inc. as “Lehman Brothers.” We refer to the United States as “U.S.”

•   The Proposed Transaction (Page 47)

The proposed transaction is the acquisition of Playtex by Energizer under the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of July 12, 2007, among Playtex, Energizer and Merger Sub. We refer to the Agreement and Plan of Merger in this proxy statement as the “merger agreement.” The acquisition will be effected by the merger of Merger Sub, a wholly-owned subsidiary of Energizer, with and into Playtex, with Playtex being the surviving corporation as a wholly-owned subsidiary of Energizer. We refer to the proposed merger of Merger Sub into Playtex as the “merger.” At the effective time of the merger, each issued and outstanding share of our common stock, other than shares held by Playtex, Energizer or any of its subsidiaries and shares held by stockholders, if any, who validly perfect their dissenters’ rights under the Delaware General Corporation Law, will be converted into the right to receive $18.30 in cash, without interest, which we refer to in this proxy statement as the “merger consideration.” The total merger consideration that is expected to be paid in the merger is approximately $1.2 billion.

The parties currently expect to complete the merger during the end of the third or in the last quarter of 2007, which are Playtex’s third and fourth fiscal quarters, respectively, subject to satisfaction of the conditions described under “Terms of the Merger Agreement—Conditions to the Completion of the Merger” beginning on page 55.

•   The Special Meeting (Page 14)

Date, Time, Place and Purpose (Page 14).   The special meeting will be held on Thursday, September 27, 2007, at 11:00 a.m, local time, at our corporate headquarters at 300 Nyala Farms Road, Westport, Connecticut, 06880. At the special meeting, you will be asked to consider and vote upon proposals to:

(i)    adopt the merger agreement and approve the merger;

(ii)   adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and

(iii)  transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Voting (Page 14).   Only stockholders who hold shares of our common stock at the close of business on August 15, 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 64,131,133 shares of our common stock outstanding.

Vote Required (Page 14).   The adoption of the merger agreement and approval of the merger require the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the meeting adjournment proposal, requires the affirmative vote of the holders of a majority of the voting power present and entitled to vote at the special meeting, whether or not a quorum is present.

Share Ownership of Directors and Executive Officers (Page 15).   As of August 15, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, 5,406,426 shares of our common stock, representing approximately 9% of our outstanding shares. Under the terms of the stockholder agreement, dated as of July 12, 2007, among Energizer, certain directors, all of our executive officers and certain stockholders of the Company, the parties to the agreement agreed to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and approval of the merger.

•   Treatment of Options, Restricted Stock, Restricted Stock Unit Awards and Phantom Stock (Page 47)

Each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30 times the number of shares subject to the option, less the aggregate exercise price of the option.

Each restricted share of our common stock outstanding immediately prior to the effective time of the merger will vest and be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30.

Each restricted stock unit, which represents a hypothetical investment in one share of our common stock, outstanding immediately prior to the effective time of the merger will vest and be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30.

Each share of “phantom” stock outstanding immediately prior to the effective time of the merger, will be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30.

The total amount expected to be paid in respect of options, restricted stock, restricted stock units and “phantom” stock is approximately $68 million.

•   Recommendation of our Board of Directors (Page 24)

Our Board of Directors (i) unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the holders of Playtex common stock, has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger, and (iv) recommends that the holders of Playtex common stock vote “FOR” the approval of any proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.

For a discussion of the material factors considered by our Board of Directors in reaching their conclusions, see “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 24.

•   Opinion of Lehman Brothers (Page 26)

In connection with the merger, our Board of Directors received an opinion from Playtex’s financial advisor, Lehman Brothers, that as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view to our stockholders. The full text of the written opinion of Lehman Brothers, dated July 12, 2007, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Lehman Brothers’ opinion was provided to our Board of Directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Other details of Playtex’s arrangement with Lehman Brothers, are described under “The Merger—Opinion of Lehman Brothers” beginning on page 26.

•   Interests of Our Directors and Executive Officers in the Merger (Page 36)

In considering the recommendation of our Board of Directors, you should be aware that our directors and executive officers have interests in the merger that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. Our Board of Directors was aware of these interests and considered that such interests may be different from or in addition to the interests of our stockholders generally, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that our stockholders vote for adoption of the merger agreement and approval of the merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•   Restrictions on Solicitations (page 52)

In the merger agreement, we have agreed that we will not:

•       solicit, initiate or take any action to facilitate or encourage the submission of any acquisition proposal from any third person or group;

•       enter into or participate in any discussions or negotiations regarding any acquisition proposal or furnish any information with respect to, or that could reasonably be expected to lead to, any acquisition proposal; or

•       recommend, adopt or approve or publicly propose to recommend, adopt or approve any acquisition proposal or enter into any letter of intent, acquisition agreement or similar document or any agreement or commitment constituting or relating to any acquisition proposal.

Notwithstanding these restrictions, the merger agreement provides that if we receive an unsolicited acquisition proposal from a third party before the stockholder vote, that our Board of Directors reasonably believes is, or will lead to, a superior proposal, the Company may participate in discussions or negotiations regarding such acquisition proposal and furnish non-public information to third parties in connection with such acquisition proposal, provided that we and such third party enter into a confidentiality agreement meeting certain requirements and that we provide advance notice to Energizer in accordance with the merger agreement.

If we receive a superior proposal, we may enter into an acquisition agreement with respect to the proposal provided that our Board of Directors believes it is a superior proposal and follows certain procedures set forth in the merger agreement.

•   Conditions to the Completion of the Merger (page 55)

Our obligations and the obligations of Energizer to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following conditions:

•       adoption of the merger agreement and approval of the merger by our stockholders;

•       absence of legal prohibitions on completion of the merger;

•       expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and obtaining any other consent or approval required under foreign competition laws relating to the merger;

•       the parties shall have performed in all material respects their respective obligations required to be performed by them at or prior to the effective time of the merger and, subject to certain exceptions, the representations and warranties of each party shall be true and correct when made and as of the effective time of the merger, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on such party;

•       there shall not have occurred and be continuing as of the effective time any material adverse effect on the Company; and

•       absence of any action or proceeding by any governmental authority that seeks to prevent consummation of the merger, to impose any limitation on the right of either party to control Playtex or to restrain either party’s ownership or operation of the business or assets of Playtex.

•   How the Merger Agreement May Be Terminated (Page 57)

Playtex and Energizer may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. Other circumstances under which the Company or Energizer may terminate the merger agreement are described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 57. Under certain circumstances resulting in the termination of the merger agreement, we will be required to pay a termination fee of $35 million to Energizer.

•   U.S. Tax Considerations For Playtex’s Stockholders (Page 42)

Generally, the merger will be taxable to our stockholders who are U.S. holders for U.S. federal income tax purposes. A U.S. holder of Playtex common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences.

•   Dissenters’ Rights of Appraisal (Page 44)

Under Delaware law, if you take certain specific actions and/or refrain from taking other certain specific actions, you are entitled to appraisal rights in connection with the merger. You will have the right, under and in full compliance with Delaware law, to have the fair value of your shares of Playtex common stock determined by the Court of Chancery of the State of Delaware. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•       send a timely written demand to us at the address set forth on page 13 of this proxy statement for appraisal in compliance with Delaware law, which demand must be delivered to us before the stockholder vote to approve the merger set forth in this proxy statement;

•       not vote in favor of the merger agreement; and

•       continuously hold your Playtex common stock, from the date you make the demand for appraisal through the closing of the merger.

Merely voting against the merger agreement will not protect your rights to an appraisal, which requires strict compliance with all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail beginning on page 44. The relevant section of Delaware law, Section 262 of the Delaware General Corporation Law, regarding appraisal rights is reproduced and attached as Appendix D to this proxy statement.

If you vote for the merger agreement, you will waive your rights to seek appraisal of your shares of Playtex common stock under Delaware law. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of Playtex common stock. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where Stockholders Can Find More Information” beginning on page 70.

Q:             What is the proposed transaction?

A:             The proposed transaction is the acquisition of Playtex by Energizer pursuant to the merger agreement. Once the merger agreement has been adopted by our stockholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Energizer, will merge with and into Playtex. Playtex will be the surviving corporation and become a wholly-owned subsidiary of Energizer.

Q:             What will I receive in the merger?

A:             If the merger is completed, you will be entitled to receive $18.30 in cash, without interest and less any required withholding taxes, for each share of Playtex common stock that you own. For example, if you own 100 shares of Playtex common stock, you will be entitled to receive $1,830 in cash in exchange for your shares of Playtex common stock, less any required withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:             When and where is the special meeting?

A:             The special meeting of the our stockholders will be held at our corporate headquarters at 300 Nyala Farms Road, Westport, Connecticut, 06880, on Thursday, September 27, 2007, at 11:00 a.m., local time.

Q:             What matters am I entitled to vote on at the special meeting?

A:             You are entitled to vote:

•       “for” or “against” the adoption of the merger agreement and the approval of the merger;

•       “for” or “against” the adjournment of the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger; and

•       on such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:             How does the Company’s Board of Directors recommend that I vote on the proposals?

A:             Our Board of Directors recommends that you vote:

•       “FOR” the proposal to adopt the merger agreement and approve the merger; and

•       “FOR” adjournment of the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

You should read “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 24 for a discussion of the factors that our Board of Directors considered in deciding to recommend the approval of the merger agreement. See also “The Merger—Interests of Playtex’s Directors and Executive Officers in the Merger” beginning on page 36.

Q:             What vote of stockholders is required to approve the merger agreement?

A:             For us to complete the merger, stockholders as of the close of business on the record date for the special meeting holding a majority of the outstanding shares of Playtex common stock entitled to vote at the special meeting, must vote “FOR” the adoption of the merger agreement and approve the merger.

Q:             What vote of stockholders is required to adjourn the meeting, if necessary or appropriate to solicit additional proxies at the special meeting?

A:             The proposal to adjourn the meeting, if necessary or appropriate to solicit additional proxies, requires the approval of holders of a majority of our common stock present, in person or by proxy, at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Q:             Who is entitled to vote?

A:             Stockholders as of the close of business on August 15, 2007, the record date for this solicitation, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, August 15, 2007 approximately 64,131,133 shares of Playtex common stock, held by approximately 216 stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:             What does it mean if I get more than one proxy card?

A:             If you have shares of Playtex common stock that are registered differently or are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:             How do I vote without attending the special meeting?

A:             If you are a registered stockholder (that is, if you hold shares of Playtex common stock in certificated form), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, which we refer to in this proxy statement as holding shares in “street name,” you should follow the separate voting instructions provided by the broker, bank or other nominee with the proxy statement. If you do not instruct your broker, bank or other nominee regarding the voting of your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

Q:             How do I vote in person at the special meeting?

A:             If you are a stockholder of record of the Company, which we refer to in this proxy statement as a “registered stockholder,” you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares in “street name,” you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or nominee.

Q:             Can I change my vote?

A:             You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•       filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•       submitting a duly executed proxy bearing a later date;

•       submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on September 26, 2007, or if the special meeting is adjourned, on the date before the meeting date; or

•       voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit voting instructions by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

Q:             If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:             Yes, but only if you provide voting instructions to your broker, bank or other nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. If you do not provide voting instructions, your shares will not be voted and the effect will be the same as a vote “AGAINST” adoption of the merger agreement and approval of the merger.

Q:             Is it important for me to vote?

A:             Yes, since we cannot complete the merger without the affirmative vote of the majority of the holders of the shares of Playtex common stock that are entitled to vote at the special meeting, your failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

Q:             What happens if I return my proxy card but I do not indicate how to vote?

A:             If you properly return your proxy card, but do not include instructions on how to vote, your shares of Playtex common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. Our management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card will have the authority to vote the shares represented by duly executed proxies in their discretion.

Q:             What happens if I abstain from voting on a proposal?

A:             If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal to adopt the merger agreement and approve the merger.

Q:             What happens if I do not return a proxy card or otherwise do not vote?

A:             Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to adopt the merger agreement and approve the merger. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:             Will I have appraisal rights as a result of the merger?

A:             Yes, but only if you comply with the specific requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Appendix D to this proxy statement and a summary of this provision can be found under “The Merger—Dissenters’ Rights of Appraisal” beginning on page 44 of this proxy statement. You will only be entitled to appraisal rights if you do not vote in favor of the merger and you comply fully with certain other requirements of Delaware law, including submitting a notice of your intention to seek appraisal prior to the special meeting.

Q:             What happens if I sell my shares before the special meeting?

A:             The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Playtex common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $18.30 per share in cash to be received by our stockholders in the merger.

Q:             Will a proxy solicitor be used?

A:             Yes. The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay them a fee of approximately $20,000, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:             If the merger is completed, how will I receive the cash for my shares?

A:             If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the exchange agent in connection with the merger. You will receive cash for your shares from the exchange agent only after you comply with these instructions. If your shares of Playtex common stock are held for you in “street name” by your broker or other nominee, you will receive instructions from your broker or other nominee as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:             Should I send in my stock certificates now?

A:             No. Assuming the merger is completed, you will receive a letter of transmittal shortly thereafter with instructions informing you how to send your share certificates to the exchange agent in order to receive the merger consideration, without interest and less any applicable withholding tax. You should use the letter of transmittal to exchange your Playtex stock certificates for the merger consideration that you are entitled to receive as a result of the merger. Do not send any stock certificates with your proxy.

Q:             When do you expect the merger to be completed?

A:             We currently expect to complete the merger promptly after stockholder approval is obtained. However, in addition to obtaining stockholder approval, all of the conditions to the merger must have been satisfied or waived. In the event all of the conditions to the merger are not satisfied or waived if and when stockholder approval is obtained, completion of the merger may still occur, but would be delayed.

Q:             Who can help answer my other questions?

A:             If you have more questions about the merger or the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc., our proxy solicitor, at (888) 605-7614. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements, include without limitation, those relating to future actions, strategies, future performance and future financial results. Although we believe that the expectations underlying these forward looking statements are reasonable, there are a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the Securities and Exchange Commission, which we refer to as the “SEC”. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•       the current market price of our common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our common stock;

•       the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement;

•       under certain circumstances, we may have to pay a termination fee to Energizer of $35 million;

•       the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•       the inability to complete the merger due to the failure to obtain regulatory approval with respect to the merger;

•       the failure of the merger to close for any other reason;

•       our remedies against Energizer with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•       the proposed transactions may disrupt current business plans and operations and there may be potential difficulties in attracting and retaining employees as a result of the announced merger;

•       due to restrictions imposed in the merger agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

•       the effect of the announcement of the merger on our business relationships, operating results and business generally;

•       the costs, fees, expenses and charges we have, and may, incur related to the merger, whether or not the merger is completed; and

•       the matters discussed under “The Merger—Considerations Relating to the Proposed Merger” on page 35.

The foregoing sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in our filings with the SEC available at the SEC’s web site at http://www.sec.gov, including our most recent filings on Forms 10-Q and 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements. Stockholders also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Playtex

Playtex Products, Inc.
300 Nyala Farms Road
Westport, Connecticut 06880
(203) 341-4000

Playtex Products, Inc. is a manufacturer and marketer of a diversified portfolio of skin care, feminine care and infant care products, including Banana Boat, Hawaiian Tropic, Wet Ones, Playtex gloves, Playtex tampons, Playtex infant feeding products and Diaper Genie. Playtex’s worldwide workforce includes approximately 1,700 employees.

Detailed descriptions about Playtex’s business and financial results are contained in our 10-K for the fiscal year ended December 31, 2006, which is incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 70 of this proxy statement.

Energizer and Merger Sub.

Energizer Holdings, Inc.
533 Maryville University Drive
St. Louis, Missouri 63141
(314) 985-2161

Energizer Holdings, Inc. is one of the world's largest manufacturers of primary batteries, flashlights and men's and women's wet-shave products. Energizer is also the parent company of Schick-Wilkinson Sword, which manufactures and markets wet-shave products under the Schick and Wilkinson Sword names. Energizer's subsidiaries operate 23 manufacturing and packaging facilities in 14 countries on five continents, and employ over 3,700 employees in the United States and 11,100 in foreign jurisdictions.

ETKM, Inc., a newly-formed Delaware corporation, was formed by Energizer for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. Merger Sub is wholly-owned by Energizer and has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING

General Information

The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of stockholders to be held on September 27, 2007, at 11:00 a.m., local time, or at any adjournments or postponements of the special meeting. The special meeting will be held at our corporate headquarters at 300 Nyala Farms Road, Westport, Connecticut, 06880. Playtex intends to mail this proxy statement and the accompanying proxy card on or about August 27, 2007 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to:

1.     Consider and vote upon a proposal to adopt the merger agreement among Playtex, Energizer, and Merger Sub and approve the merger of Merger Sub, with and into Playtex, with Playtex continuing as the surviving corporation, as a result of which, among other things, each share of common stock of Playtex outstanding immediately prior to the effective time of the merger (other than shares held by Playtex, Energizer or its subsidiaries or stockholders, if any, who validly perfect their dissenters’ rights under Delaware law) will be converted into the right to receive $18.30 in cash, without interest.

2.     Consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

Playtex does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting, however, the holders of the proxies, if properly authorized, will have authority to vote on these matters in their discretion.

Record Date, Quorum and Voting Power

Stockholders of record at the close of business on August 15, 2007 are entitled to notice of, and to vote at, the special meeting. On August 15, 2007, the outstanding voting securities consisted of 64,131,133 shares of Playtex common stock. Each share of Playtex common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of holders of our common stock must be present for the special meeting to be held. Holders of a majority of our common stock issued and outstanding and entitled to vote will constitute a quorum for the purpose of considering the proposal regarding adoption of the merger agreement and approval of the merger. If a quorum exists, then holders of a majority of the votes of Playtex common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Alternatively, if no quorum exists, then holders of a majority of the stock present at the special meeting may adjourn the special meeting.

Vote Required for Approval

For us to complete the merger, holders of a majority of the outstanding shares of Playtex common stock entitled to vote at the special meeting must vote “FOR” the adoption of the merger agreement and approval of the merger. The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the approval of holders of a majority of our common stock present in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

In order for your Playtex common stock to be included in the vote, if you are a registered stockholder (that is, if you hold one or more stock certificates for your Playtex common stock), you must submit your proxy and vote your shares by returning the enclosed proxy card, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement and approval of the merger and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Because adoption of the merger agreement and approval of the merger requires the affirmative vote of the majority of the shares of Playtex common stock outstanding on the record date, failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” adoption of the merger agreement.

Voting by Directors and Executive Officers

As of August 15, 2007, the record date, our current directors and executive officers held and are entitled to vote, in the aggregate, 5,406,426 shares of Playtex common stock (excluding options, shares of restricted stock and restricted stock units), representing approximately 9% of the outstanding Playtex common stock. Under the terms of the stockholder agreement, dated as of July 12, 2007, among Energizer, certain directors, all of our executive officers and certain stockholders of the Company, the parties to the agreement have agreed to vote all of their shares of Playtex common stock (representing approximately 9% of outstanding shares as of the record date) “FOR” the adoption of the merger agreement and approval of the merger.

Proxies; Revocation

If you vote your shares of Playtex common stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and approval of the merger, “FOR” adjournment of the meeting, if necessary or appropriate to permit further solicitation of proxies, and, for any other matters properly brought before the special meeting for a vote, the persons named on the enclosed proxy card will have authority to vote the shares represented by duly executed proxies in their discretion.

If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit voting instructions by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•       filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Corporate Secretary at 300 Nyala Farms Road, Westport, Connecticut, 06880;

•       submitting a duly executed proxy bearing a later date;

•       if you voted by telephone or the Internet, by voting a second time by telephone or Internet, but not later than 11:59 p.m. (Eastern Time) on September 26, 2007, or if the special meeting is adjourned, on the date before the meeting date; or

•       by attending the special meeting and voting in person (simply attending the meeting will not constitute revocation of a proxy; you must vote in person at the meeting).

Playtex does not expect that any matter other than the proposal to adopt the merger agreement and approve the merger and, if necessary or appropriate, the proposal to adjourn the special meeting will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named on the enclosed proxy card will have authority to vote the shares represented by duly executed proxies in their discretion.

Please do NOT send in your share certificates with your proxy card. If the merger is completed, stockholders will be mailed a transmittal form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than an announcement made at the special meeting, if the adjournment is not for more than 30 days. If a quorum exists, then holders of a majority of the votes of Playtex common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter may adjourn the special meeting. Alternatively, if no quorum exists, then holders of a majority of the stock present at the special meeting in person or represented by proxy may adjourn the special meeting. Any signed proxies received by Playtex will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the proposal for the adjournment of the special meeting will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Playtex stockholders who have already sent in their proxies may revoke them prior to their use at the reconvened special meeting following such adjournment in the manner described above. Broker non-votes, if any, will not have any effect on the vote for the adjournment of the special meeting, and abstentions, if any, will have the same effect as a vote “AGAINST” the adjournment of the special meeting.

The Proxy Solicitation

The Board of Directors of Playtex is soliciting proxies in connection with the special meeting. Energizer may also be deemed to be a participant in the solicitation.  For information regarding an agreement among Energizer, certain directors, all of our executive officers and certain stockholders of the Company, under which such directors, executive officers and stockholders have agreed, among other things, to vote or cause to be voted their shares of Playtex common stock in favor of adoption of the merger agreement and approval of the merger, see “Stockholder Agreement” on page 60. The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Playtex. Additional solicitation may be made by telephone, facsimile, e-mail, in person or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation therefor. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. We have also engaged Georgeson Inc. to assist in the solicitation of proxies for the meeting, and we estimate that we will pay them a fee of approximately $20,000, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Playtex. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor:

Georgeson Inc.
17 State Street
New York, NY 10004
Banks and Brokers Call: (212)440-9800
All Others Call Toll Free: (888) 605-7614

THE MERGER

Background of the Merger

From time to time, the Company and our Board of Directors have, with their legal and financial advisors, reviewed and evaluated strategic opportunities and alternatives with a view to enhancing stockholder value. In the spring of 2007, three parties, including Energizer, another potential acquirer and a potential merger of equals partner, on an unsolicited basis expressed preliminary interest in transactions with the Company.

On February 10, 2007, Neil P. DeFeo (Chairman, President and Chief Executive Officer) was invited to an in-person exploratory meeting with the president and the chief executive officer of another similarly sized company (“Party A”) to discuss their respective companies’ business. These discussions were of a preliminary nature and did not result in any agreement regarding terms of a potential transaction or agreement to work toward a potential transaction.

On February 13, 2007, an in-person, regularly scheduled meeting of our Board of Directors was held in Dover, Delaware that was also attended by Kris J. Kelley (Executive Vice President and Chief Financial Officer). At this meeting, Mr. DeFeo advised our Board of Directors of the exploratory discussions with Party A. While no actions were taken, the consensus of our Board of Directors was that it would take a “wait and see” approach pending management’s further discussions with Party A.

On February 26, 2007, we entered into a confidentiality agreement with Party A, which, among other things, imposed confidentiality, standstill and non-solicitation obligations on the parties in connection with the evaluation of a possible business combination transaction.

On March 9, 2007, Mr. DeFeo and Mr. Kelley met with the president and the chief executive officer of Party A at our corporate headquarters. These discussions focused on possible integration of the companies, related synergies between the two companies and the potential capital structure of the surviving entity following a merger-of-equals transaction.

On April 4, 2007, Mr. DeFeo, Mr. Kelley and the president and chief executive officer of Party A met at Party A’s headquarters to discuss the potential approaches to a transaction.

On April 10, 2007, Mr. DeFeo met with the chief executive officer and a member of the board of directors of Party A in Sarasota, Florida to facilitate Party A’s consideration of Mr. DeFeo as the chief executive officer of the surviving entity following a merger-of-equals transaction with Party A.

On April 18, 2007, a representative from Banc of America Securities, LLC, financial advisor to Energizer (“Banc of America Securities”), contacted Mr. DeFeo to gauge Playtex’s interest in a potential meeting with principals from Energizer.

On April 23, 2007, Mr. DeFeo met with certain members of our Board of Directors to consider the interest in pursuing a transaction with Party A.

On April 27, 2007, Mr. DeFeo and Mr. Kelley met with representatives from Energizer to review our business and discuss publicly available information regarding the companies. These discussions were high-level and of a preliminary nature and did not result in any agreement regarding terms of any possible transaction.

On May 2, 2007, our Board of Directors held an in-person regularly scheduled meeting at our headquarters in Westport, Connecticut that was also attended by Mr. Kelley. At this meeting, Mr. DeFeo advised our Board of Directors on the status of discussions with Party A and Energizer. While no formal actions were taken with respect to either potential transaction, after reviewing various considerations related to a potential combination with Party A, including an overview of Party A’s market position, product portfolio, competitive profile, financial performance and market value, and the extent of potential synergistic cost savings, it was the consensus of our Board of Directors that while a transaction with Party A should continue to be explored, management should focus their efforts on exploring a potential transaction with Energizer. In light of the consideration of the potential transactions, our Board of Directors determined to form a Mergers and Acquisitions Committee (the “Committee”) for purposes of overseeing the process of exploring potential transactions. The Board appointed Herbert M. Baum, Michael R. Eisenson and Douglas D. Wheat to serve as the members of the Committee. Following the meeting, the members of our Board of Directors convened an executive session.

On May 4, 2007, Energizer transmitted an initial due diligence request list and proposed a draft confidentiality agreement.

In light of the consideration of the potential transactions, on May 7, 2007, Mr. DeFeo, Mr. Kelley, Paul E. Yestrumskas (Vice President, General Counsel and Secretary), Mr. Baum and representatives from our outside law firm, Morgan Lewis met with Lehman Brothers to discuss the potential transactions with Energizer and Party A. Lehman Brothers was selected to act as our exclusive financial advisor with respect to a potential transaction and, following this meeting, we entered into an engagement letter with Lehman Brothers as of May 7, 2007.

On May 9, 2007, we negotiated and entered into a confidentiality agreement with Energizer, which, among other things, imposed confidentiality, standstill and non-solicitation obligations on the parties in connection with the evaluation of a possible transaction.

On May 9, 2007, Mr. DeFeo and a representative from Energizer met in Westport, Connecticut and discussed a general approach to due diligence following the execution of the confidentiality agreement with Energizer.

On May 13, 2007, at the request of an existing stockholder (“Party B”), Mr. DeFeo and Mr. Kelley met with a representative of Party B to discuss a possible transaction between Party B and the Company. While these discussions were of a preliminary nature and did not result in any agreement regarding terms of a potential transaction, Party B expressed an interest in acquiring the Company and expressed a preliminary view of valuation of $18 per share, which it expected to be able to confirm if provided with access to specified information in due diligence.

On May 15, 2007, executives from the Company and Energizer together with representatives from Lehman Brothers and Banc of America Securities met and engaged in preliminary due diligence and discussions regarding a potential acquisition transaction in which Energizer would acquire all of our issued and outstanding shares. During this meeting, executives of the Company provided to Energizer and discussed certain projected financial data referred to in this proxy statement as the “Business Case.” We describe the Business Case data in more detail in the “Projected Financial Information and Sensitivity Analysis” on page 62.

On May 21, 2007, Mr. Baum met with the president and the chief executive officer of Party A to discuss Party A’s business strategy regarding the potential benefits to stockholders of both companies as a result of a potential merger of equals transaction with Party A.

On May 23, 2007, the Committee held a telephonic meeting at which representatives from Morgan Lewis and Lehman Brothers were present. Also present were Mr. DeFeo, Mr. Kelley and Mr. Yestrumskas. At the meeting, Mr. DeFeo updated the Committee regarding the process undertaken to evaluate strategic opportunities and potential transactions. The status of discussions with each of three interested parties was discussed as well as the structural differences of potential transactions with each of them. Representatives from Morgan Lewis and Lehman Brothers advised the Committee regarding alternative ways of proceeding with the parties. Representatives from Lehman Brothers presented an analysis of certain financial aspects of various alternatives available to the Company, including the status quo, and reviewed the Business Case and other projected financial information referred to in this proxy statement as the “Management Case.” We describe the Management Case data in the “Projected Financial Information and Sensitivity Analysis” on page 62.

On May 25, 2007, Energizer delivered a letter to the Company containing a preliminary non-binding indication of interest with respect to the acquisition of all of our issued and outstanding shares for a cash amount in the range of $17 to $19 per share, subject to verification of certain assumptions and completion of due diligence. Energizer conditioned its offer upon receiving the right to negotiate exclusively with the Company for a period of thirty days after the initiation of due diligence efforts.

During the weeks of May 28, 2007 and June 4, 2007, representatives from Morgan Lewis and Lehman Brothers had numerous discussions with representatives from Bryan Cave LLP, Energizer’s outside law firm (“Bryan Cave”) and Banc of America Securities regarding Energizer’s preliminary indication of interest and the proposed exclusivity arrangement. In particular, Morgan Lewis insisted that such an exclusivity arrangement should not restrict the Company from continuing discussions with a financial buyer which had made an unsolicited proposal. This party was Party B, although no bidder was identified to any other bidder during this process.

On June 1, 2007, we were informed that Party B had engaged a financial adviser in connection with its interest in exploring a potential transaction with the Company.

On June 4, 2007, on behalf of Energizer, Banc of America Securities transmitted to Lehman Brothers a proposed letter agreement revising Energizer’s preliminary non-binding indication to increase the bottom-end of the range per share that it would be prepared to pay in an all-cash transaction for all of our issued and outstanding shares, resulting in a revised range of $18 to $19 per share. Energizer’s proposed letter agreement was conditioned upon granting Energizer an exclusive negotiating period ending on July 3, 2007, during which time, we would be expressly permitted to continue negotiations and discussions with Party B but would be prohibited from entering into a definitive transaction agreement with any other party, including Party B.

On June 4, 2007, representatives from Morgan Lewis distributed a draft confidentiality agreement to Party B to facilitate Party B’s access to the information requested to date.

During the week of June 4, 2007, we and representatives from Lehman Brothers began organizing our due diligence materials in connection with the anticipated review by Energizer and Party B through an online data room.

During the week of June 4, 2007, representatives from Morgan Lewis had numerous discussions with representatives from Bryan Cave regarding the proposed exclusivity arrangement.

During the week of June 4, 2007, Party B and representatives from Morgan Lewis corresponded regarding the proposed draft confidentiality agreement with Party B.

On June 6, 2007, the Committee held a telephonic meeting at which representatives from Morgan Lewis and Lehman Brothers were present. Also present were Mr. DeFeo, Mr. Kelley and Mr. Yestrumskas. At the meeting, Mr. DeFeo updated the Committee regarding the status of our discussions with Party A, Party B and Energizer, and in particular, the proposed exclusivity arrangement with Energizer. The Committee discussed and authorized entering into the proposed exclusivity arrangement with Energizer.

On June 7, 2007, a telephonic meeting of our Board of Directors was held at which representatives from Morgan Lewis and Lehman Brothers were present. Also present were Mr. Kelley and Mr. Yestrumskas. At this meeting, Mr. DeFeo and representatives from Lehman Brothers and Morgan Lewis advised our Board of Directors regarding the status of the discussions with Party A, Party B and Energizer, including the determination of the Committee to proceed with the exclusivity arrangement proposed by Energizer. During the meeting a representative from Morgan Lewis reviewed the directors’ fiduciary duties to stockholders in the context of the alternative potential transactions.

On June 7, 2007, Mr. DeFeo informed Party A that our Board of Directors had determined to consider additional strategic alternatives before proceeding further in discussions with Party A.

On June 8, 2007, we entered into the exclusivity letter agreement with Energizer pursuant to which the Company agreed to negotiate exclusively with Energizer regarding a potential transaction until the close of business on July 11, 2007, provided that we could continue discussions with Party B, which remained unidentified, but we would be prohibited from entering into a definitive transaction agreement with Party B prior to the expiration of the exclusivity period. The exclusivity letter agreement also amended the confidentiality agreement between us and Energizer and thereby released Energizer from the standstill provision thereunder.

On June 8, 2007, we entered into the confidentiality agreement with Party B and thereafter representatives from Lehman Brothers provided financial information, including the Business Case, and certain tax information as had been previously requested by Party B and its financial advisor.

On June 8, 2007, Energizer transmitted detailed lists of information it was requesting for purposes of conducting due diligence.

Beginning during the week of June 11, 2007 and continuing through the week of July 2, 2007, representatives from Energizer conducted site visits of our production and office facilities and Lehman Brothers coordinated telephonic due diligence discussions among representatives from Energizer, the Company, Morgan Lewis and Bryan Cave.

During the week of June 11, 2007, representatives from Lehman Brothers instructed Party B that the Company anticipated convening a meeting of our Board of Directors during the week of July 9, 2007 to consider transaction proposals and that Party B should be prepared to submit a proposal during that week. Later during the week of June 11, 2007, representatives from Lehman Brothers instructed Party B that it should submit its final proposal on July 11, 2007 and that our Board of Directors would review all proposals on that date.

On June 12, 2007, we provided access to portions of an online data room containing due diligence materials to representatives from Energizer and Bryan Cave. Beginning on June 12, 2007 and concluding during the week of July 2, 2007, the Company continued to supplement the due diligence materials contained in the online data room.

On June 13, 2007, Mr. Yestrumskas, a member of his staff and a representative from Morgan Lewis attended a meeting with Gayle Stratmann, Energizer’s general counsel, members of her staff and a representative from Bryan Cave to discuss legal due diligence matters.

On June 13, 2007, Mr. DeFeo, Mr. Kelley and representatives from Lehman Brothers met with a representative from Party B and Party B’s financial advisors to discuss the business of the Company and financial due diligence information that was previously provided.

On June 15, 2007, a telephonic meeting of our Board of Directors was held at which representatives from Morgan Lewis and Lehman Brothers were present. Also present were Mr. Kelley and Mr. Yestrumskas. At this meeting, Mr. DeFeo and representatives from Lehman Brothers and Morgan Lewis advised our Board of Directors regarding the status of our discussions with Energizer and Party B. Representatives from Lehman Brothers presented an analysis of certain financial aspects of various alternatives available to the Company, including maintaining the status quo, and reviewed with our Board of Directors the Management Case and the Sensitivity Case described in the discussion of the “Sensitivity Analysis” in the “Projected Financial Information and Sensitivity Analysis” on page 62.

On June 20, 2007, Party B transmitted a detailed list of information it was requesting for purposes of conducting due diligence.

On June 20, 2007, we provided Party B with access to a substantially complete online data room containing the same comprehensive due diligence information to which Energizer had access. Beginning on June 20, 2007 and continuing during the week of July 2, 2007, Lehman Brothers coordinated telephonic due diligence discussions among Party B’s financial and legal advisors.

On June 21, 2007, Bryan Cave distributed the initial draft merger agreement to Morgan Lewis. Energizer proposed that the transaction be structured as a one-step merger without any financing contingencies.

On June 22, 2007, a telephonic meeting of our Board of Directors was held at which representatives from Morgan Lewis and Lehman Brothers were present. Also present were Mr. Kelley and Mr. Yestrumskas. At this meeting, Mr. DeFeo and representatives from Lehman and Morgan Lewis advised our Board of Directors on the status of the potential transactions under consideration.

On June 25, 2007, Morgan Lewis distributed comments to Energizer’s proposed draft merger agreement to Bryan Cave. During the week of June 25, 2007, representatives from Morgan Lewis and Bryan Cave discussed the open issues with respect to the draft merger agreement.

On June 25, 2007, Mr. DeFeo met with Energizer’s chief executive officer, Ward Klein. Mr. DeFeo and Mr Klein discussed the overall status of each company’s business and Mr. DeFeo provided an update regarding the Company’s financial performance through the end of May 2007. Mr. DeFeo and Mr. Klein also discussed issues regarding change in control and severance benefits affecting our senior management team and other employees.

During the week of June 25, 2007, Lehman Brothers coordinated telephonic due diligence discussions among representatives from Energizer, the Company, Morgan Lewis and Bryan Cave.

On June 29, 2007, Mr. DeFeo, Mr. Kelley and Gary Cohen (Senior Vice President, Marketing) and representatives from Lehman Brothers met with Party B’s financial, legal and accounting advisors to discuss the Company’s business and the financial due diligence information previously provided.

On July 2, 2007, Morgan Lewis distributed the initial draft of the disclosure schedules to the merger agreement to Bryan Cave. Later that day, Bryan Cave distributed the initial draft of the proposed stockholder agreement pursuant to which our directors and executive officers and certain stockholders of the Company would agree to vote their shares in favor of the adoption of the merger agreement and the approval of the merger.

During the week of July 2, 2007, numerous discussions were held between Morgan Lewis and Bryan Cave related to the merger agreement, the related disclosure schedules and the stockholder agreement. These discussions included details of the structure of the transaction, the scope of representations, warranties and covenants contained in the merger agreement, the conditions under which Energizer would be obligated to close the merger, our Board of Directors ability to consider alternative transactions, the amount of the termination fee that we would be obligated to pay to Energizer in the event that it were to accept an alternative transaction and the structure of the proposed tender offer with respect to our 8% Senior Secured Notes due 2011 and 9 3/8% Senior Subordinated Notes due 2011. Drafts of these documents were distributed between Morgan Lewis and Bryan Cave.

On July 3, 2007, Party B’s legal advisors distributed an initial draft merger agreement to Morgan Lewis. Party B proposed that the transaction would be structured as a one-step merger; however, the closing of the merger was conditioned on Party B’s receipt of third party financing.

On July 7, 2007, Morgan Lewis distributed comments to the draft merger agreement proposed by Party B to Party B’s legal advisors. The merger agreement was revised to substantially conform to the form of merger agreement proposed by Energizer. The financing contingency proposed by Party B was deleted and other provisions were proposed regarding uncertainties related to the financing risk associated with Party B’s proposal, including requiring Party B to provide copies of commitment papers from Party B’s debt and equity financing sources, designating the Company as a third-party beneficiary of any equity commitments and including a reverse break fee payable to the Company in the event Party B’s conditions to closing had otherwise been satisfied and Party B failed to close the transaction. Morgan Lewis also distributed disclosure schedules to the draft merger agreement to Party B’s legal advisors.

On July 9, 2007, a telephonic meeting of our Board of Directors was held at which representatives from Morgan Lewis and Lehman Brothers were present. Also present were Mr. Kelley and Mr. Yestrumskas. At this meeting, Mr. DeFeo and representatives from Lehman Brothers and Morgan Lewis advised our Board of Directors on the status of discussions with Energizer and Party B. Representatives from Morgan Lewis reported to our Board of Directors that substantial progress had been made with Bryan Cave relating to the terms of the merger and voting agreements proposed by Energizer. Mr. DeFeo then proposed an enhanced severance and change in control plan affecting senior management other than Mr. DeFeo and Mr. Kelley in order to correct existing inconsistencies in the treatment of such senior executives. As had been the customary protocol for each Board meeting relating to the potential transactions under consideration, our Board went into executive session, in this instance to consider the plan proposed by Mr. DeFeo. While action was not formally taken with respect to such plan, we shared details regarding such plan with Energizer and Party B. Later that day Morgan Lewis transmitted details regarding the proposed severance and change in control plan to Bryan Cave and Lehman Brothers transmitted details regarding such plan to Party B.

On July 10, 2007, Mr. DeFeo and a representative from Lehman Brothers met with a representative from Party B to further discuss the business of the Company, the financial due diligence information previously provided and the terms of a potential transaction.

On July 10, 2007, a representative from Party B called Mr. DeFeo to discuss the potential transaction. The representative from Party B emphasized that Party B remained interested in pursuing a transaction with the Company but that Party B was not inclined to participate in a competitive bidding process. As such, the representative from Party B indicated that although Party B was in the process of finalizing arrangements relating to necessary financing to complete the acquisition, Party B had not determined what it would be prepared to propose on the following day.

On July 11, 2007, Energizer submitted its proposal to acquire all of our issued and outstanding shares for $18 per share. Energizer submitted a form of the merger agreement and stockholder agreement that it was prepared to enter into in connection with its proposal. Energizer requested that the parties execute a merger agreement and announce the transaction in the evening of July 12, 2007.

Later that day, while not submitting a formal proposal, Party B’s legal and financial advisors indicated in conversations with representatives of Lehman Brothers and a representative of Morgan Lewis that based on Party B’s due diligence review, it believed the Company had a value that would support a cash acquisition price of $17.25 per outstanding share. While Party B had not responded to the draft merger agreement transmitted by Morgan Lewis on July 7, through its advisors, Party B indicated that it had a negotiated debt commitment and was in a position quickly to finalize documents relating to an acquisition of the Company.

On July 11, 2007, an in-person meeting of our Board of Directors was held in New York City at which representatives from Morgan Lewis and Lehman Brothers were present. Also present were Mr. Kelley, Mr. Yestrumskas and Gretchen R. Crist (vice president of human resources). At this meeting, Mr. DeFeo and representatives from Lehman Brothers and Morgan Lewis advised our Board of Directors on the status of discussions with Energizer and Party B, including the proposal submitted by Energizer and the indication of value received from Party B. A representative from Morgan Lewis reviewed with our Board of Directors (i) fiduciary duties of directors when considering transactions such as those proposed by Energizer and Party B and (ii) the terms and conditions of the merger agreement and stockholder agreement proposed by Energizer. Mr. DeFeo reviewed with and requested that our Board consider further the proposed enhanced severance and change in control plan and the extension of severance benefits for other salaried employees previously discussed at the July 9 Board meeting. Our Board of Directors had an extensive discussion regarding the proposed plan and, without taking formal action, concluded that no action would be taken with respect to the proposed enhanced severance and change in control plan until the Board was prepared to proceed with one of the proposed transactions under consideration and that the effectiveness of any such plan would be contingent upon consummation of a sale transaction. Representatives from Lehman Brothers conducted a presentation regarding Lehman Brothers’ analysis regarding the fairness, from a financial point of view to the stockholders of the Company, of Energizer’s offer. Our Board of Directors engaged in extensive discussions concerning the potential benefits to our stockholders of the transactions proposed by Energizer and Party B to our stockholders. Our Board of Directors discussed the terms and conditions of the proposed transaction with Energizer, which was structured as an all cash transaction involving a one-step merger (in contrast to a possible two-step merger process involving a tender offer), was not subject to a financing contingency or the receipt of any third party approvals or consents (other than required government approvals), and included a termination fee of $45 million. Our Board of Directors discussed the terms and conditions of the proposed transaction with Party B, which was structured as a similar all cash transaction involving a one-step merger, but contained a financing contingency and would involve heightened stockholder approval requirements. Finally, our Board of Directors requested Lehman Brothers to convey to each of Energizer and Party B that we had determined not to accept their offers, that best and final offers should be submitted by the next day and that the Board would reconvene telephonically at 5:00 p.m. the next day.

After our Board meeting, Lehman Brothers transmitted updated information relating to the Company’s financial performance and informed Banc of America Securities that our Board of Directors had determined not to accept Energizer’s offer but that Energizer was encouraged to submit its best and final offer by 3:00 p.m. on July 12. Lehman Brothers also indicated to Banc of America Securities that our Board of Directors viewed the $45 million termination fee included in Energizer’s proposal as being too high. Lehman Brothers similarly transmitted updated information relating to the Company’s financial performance to Party B’s financial advisor and informed Party B’s financial advisor that the indication of value received from Party B was not competitive and encouraged Party B to improve its offer.

On July 12, 2007, Banc of America Securities, on behalf of Energizer, informed Lehman Brothers that Energizer had determined to withdraw its previous cash offer of $18 per share. Later that day, Party B’s financial advisors indicated in conversations with representatives of Lehman Brothers that it was prepared to submit a proposal to acquire all of our issued and outstanding shares for $18.00 per share. Party B’s financial advisors stated that this proposal was conditioned upon the completion of due diligence and the Company granting exclusivity to Party B that evening. In further discussion between Lehman Brothers and Party B’s financial advisors, Party B’s financial advisors confirmed that the $18.00 per share proposal was Party B’s best and final offer. Party B’s legal advisors also indicated to Morgan Lewis Party B’s position on a number of significant provisions in its draft merger agreement including Party B’s agreement to various provisions addressing uncertainties related to the financing risks associated with a transaction with Party B.

Later on July 12, Lehman Brothers had discussions with Banc of America Securities and conveyed that Energizer could lose the transaction to another bidder, should consider improving its offer and suggested that the chief executives of the two companies should speak directly. Mr. DeFeo then contacted Mr. Klein at Energizer to discuss Energizer’s intentions. During their conversation, Mr. Klein indicated a willingness by Energizer to increase its proposal and offer a per share price of $18.30 for our outstanding shares and to reduce the termination fee proposed by Energizer to $35 million. Mr. Klein stated that this was Energizer’s best and final offer. Following this conversation, Energizer transmitted its revised proposal via e-mail to Mr. DeFeo.

Later on July 12, 2007, a telephonic meeting of our Board of Directors was held at which representatives from Morgan Lewis and Lehman Brothers were present. Also present were Mr. Kelley and Mr. Yestrumskas. At this meeting, Mr. DeFeo and representatives from Lehman Brothers and Morgan Lewis advised our Board of Directors on the status of discussions with Energizer and Party B. Representatives of Morgan Lewis advised our Board of Directors regarding the legal standards applicable to its decision-making process. Thereafter, representatives from Lehman Brothers rendered to our Board of Directors Lehman Brothers’ oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the matters described in the opinion, as of the date of the opinion, the consideration to be received by our stockholders in the proposed merger with Energizer was fair, from a financial point of view, to our stockholders. A copy of Lehman Brothers’ written opinion dated July 12, 2007, describing the assumptions made, matters considered and review undertaken by Lehman Brothers, is attached to the proxy statement as Appendix B. Our Board of Directors engaged in extensive discussions concerning the potential benefits of the proposed merger transaction with Energizer to our stockholders and concerning adoption of the proposed enhanced change-in-control severance plan and the extension of severance benefits for other salaried employees. After these discussions, our Board of Directors voted unanimously to approve the change-in-control severance plan and the merger agreement and the transactions contemplated by the merger agreement. That evening, we executed the merger agreement and issued a joint press release with Energizer announcing the execution of the merger agreement and the terms of the proposed acquisition of the Company by Energizer.

On July 12, 2007, we sent letters to Party A and Party B requesting the return or destruction of all confidential information.

Reasons for the Merger; Recommendation of Our Board of Directors

On July 12, 2007, our Board of Directors unanimously adopted resolutions:

•       determining that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our stockholders;

•       approving the merger agreement, the merger and the other transactions contemplated thereby; and

•       recommending that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby. See “—Background of the Merger” beginning on page 17 for additional information on the recommendation of our Board of Directors.

Our Board of Directors believes that the merger agreement and the merger are fair to our stockholders. In reaching these conclusions, our Board of Directors consulted with our management and our legal and financial advisors, and considered our short-term and long-term interests and prospects of the Company and our stockholders. In reaching the foregoing determinations, our Board of Directors considered the following material factors that it believed supported its determinations:

•       the fact that the merger consideration of $18.30 per share in cash exceeds the highest historical closing price of our common stock;

•       the fact that the merger consideration of $18.30 per share in cash represented a premium of 20.3% above the closing price of our common stock on July 11, 2007, the last trading day before the public announcement of the merger agreement;

•       the fact that the merger consideration of $18.30 per share in cash represented a 26.2% premium above the average closing price for the 90 trading days prior to July 12, 2007, the day the merger agreement was executed;

•       the fact that the merger consideration of $18.30 per share in cash represented a significant premium over the highest closing price ($15.81) and lowest closing price ($9.43) during the year preceding the announcement of the merger agreement;

•       the fact that the merger consideration to be received by our stockholders in the merger will consist entirely of cash;

•       the fact that, as a result of the unsolicited proposals by Energizer and Party B, our negotiation with Energizer was conducted in the context of a competitive process with Party B resulting in an increase in the consideration to be received by our stockholders in a potential transaction;

•       the judgment of our Board of Directors, after consultation with management and our advisors, that continuing discussions with Energizer or Party B, or soliciting interest from additional third parties, would be unlikely to lead to an equivalent or better offer and could lead to the loss of the proposed offer from Energizer;

•       Lehman Brothers’ financial presentation to our Board of Directors, including Lehman Brothers’ opinion, that as of the date of the opinion, the merger consideration provided for in the merger agreement was fair from a financial point of view to the holders of shares of Playtex common stock;

•       the fact that the merger consideration of $18.30 was the highest offer received by the Company;

•       the terms and conditions of the proposal by Party B, which included risks related to financing of the proposed transaction and increased risks related to stockholder approval resulting from heightened stockholder approval requirements under Delaware law of Party B’s proposal;

•       the terms and conditions of the merger agreement, which our Board of Directors believed would not prevent a competing offer for the Company to surface subsequent to the execution of the merger agreement. Our Board of Directors considered in particular:

•        the conditions to the closing of the merger, including the fact that the obligations of Energizer and Merger Sub under the merger agreement are not subject to a financing condition or the receipt of third party approvals or consents (other than any required governmental approvals) and the exceptions to the events and other effects that would constitute a material adverse effect on the Company;

•        the structure of the transaction as a one-step-merger requiring approval by our stockholders, which would result in detailed public disclosure and a relatively lengthy period of time during which an unsolicited superior proposal could be brought forth, as compared to a possible two-step process involving a tender offer, prior to completion of the merger;

•        our right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if our Board of Directors determines, after consulting with its financial advisor and outside legal counsel, that such proposal would result in a transaction that, if consummated, is more favorable to our stockholders from a financial point of view than the merger;

•        our right to terminate the merger agreement in order to accept a superior proposal (as defined in the merger agreement), subject to certain conditions and payment of a termination fee to Energizer;

•        the termination fee of $35,000,000, which is less than 3% of the equity value of the transaction and the other termination fee provisions of the merger agreement, and a comparison of other provisions to precedent transactions;

•        the fact that our stockholders will be entitled to dissenters’ rights under Delaware law; and

•        the stockholders agreement pursuant to which certain directors and officers agreed to vote their shares to approve the merger agreement.

Our Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•       the fact that, following the merger, our stockholders will cease to participate in any future earnings growth of the Company or benefit from any future increase in its value;

•       certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, or in addition to, those of our stockholders;

•       the conditions to the closing of the merger, including regulatory approval;

•       the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to our stockholders entitled to receive such merger consideration;

•       the terms of the merger agreement pursuant to which Playtex would commence an offer to purchase its outstanding 8% Senior Secured Notes due 2011 and 9 3/8% Senior Subordinated Notes due 2011;

•       the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent Playtex from undertaking business opportunities that may arise pending the completion of the merger;

•       the possible disruption to our business that might result from the announcement of the merger and the resulting distraction of the attention of our management and difficulties we may face in retaining employees;

•       the fact that the merger agreement precludes us from soliciting alternative proposals;

•       the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, employee attrition and the potential negative effects on other business relationships with customers, suppliers and otherwise; and

•       the factors described in “The Merger—Considerations Relating to the Proposed Merger” on page 35.

The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive but, we believe, includes all material factors considered by our Board of Directors. Based on the factors outlined above, our Board of Directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of our stockholders. In view of the variety of factors considered in connection with its evaluation of the merger, our Board of Directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. Our Board of Directors considered all of the factors as a whole and considered the factors in their totality to be favorable to and supportive of its determination and to recommend that our stockholders adopt the merger agreement and approve the merger.

Our Board of Directors believes that the merger is fair to and in the best interests of our stockholders. Our Board of Directors recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

Opinion of Lehman Brothers

In May, 2007, the Company engaged Lehman Brothers to act as its financial advisor with respect to evaluating potential sale opportunities for the Company. On July 12, 2007, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to our Board of Directors of the Company that as of such date and based upon and subject to the matters stated in its opinion, the consideration to be offered to our stockholders in the merger was fair, from a financial point of view, to such stockholders.

The full text of Lehman Brothers’ written opinion, dated July 12, 2007 is attached as Appendix B to this proxy statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of our Board of Directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, the Company’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•       the merger agreement and the specific terms of the merger;

•       publicly available information concerning the Company that Lehman Brothers believes to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and the Current Report on Form 8-K dated April 19, 2007;

•       financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, including (i) financial projections for 2007 through 2009 of the Company prepared by management of the Company (the “Management Case”) and (ii) adjustments to certain of the assumptions underlying the Management Case, including adjustments reflecting lower sales growth and margins, which assumptions were based upon guidance from management of the Company and incorporated by Lehman Brothers for purposes of its analysis (the Management Case as adjusted is defined herein as the “Sensitivity Case”) (the projections and adjustments are discussed in greater detail under “Projected Financial Information and Sensitivity Analysis’’ on page 62);

•       independent equity research analysts’ estimates of the future financial performance of the Company;

•       a comparison of the historical financial results, present financial condition and expected financial performance of the Company with those of other companies that Lehman Brothers deemed relevant;

•       a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

In addition, Lehman Brothers had discussions with the management of the Company concerning its businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Case, upon advice of the Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. For purposes of its analysis, however, Lehman Brothers also considered the Sensitivity Case and upon advice of the Company, assumed that the adjustments to the Management Case as reflected in the Sensitivity Case are reasonable and relied on such Sensitivity Case, along with the Management Case, in preparing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, our Board of Directors of the Company did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 12, 2007.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to our Board of Directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price Analysis

Lehman Brothers considered historical data with regard to the trading price of the Company common stock for the period from July 12, 2005 to July 12, 2007 and the relative stock price performances during this same period of Company common stock, the Standard & Poors 500 Index and selected companies listed under the caption “Comparable Company Analysis” below. The foregoing historical share price analysis was presented to our Board of Directors to provide it with background information and perspective with respect to the relative historical share price of Company common stock. Lehman Brothers noted that during this period, the closing share price of Company common stock ranged from a low of $9.43 to a high of $15.81, as compared to the per share merger consideration of $18.30.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the household and personal care products industries, reviewed and compared specific financial and operating data relating to the Company with selected companies that Lehman Brothers deemed relevant to the Company, including:

•       Alberto-Culver Company

•       Chattem Inc.

•       Church & Dwight Co Inc.

•       Clorox Corporation

•       Energizer Holdings, Inc.

•       Prestige Brands Holdings, Inc.

•       Newell Rubbermaid Inc.

•       RC2 Corp

•       Spectrum Brands, Inc.

•       WD-40 Company

As part of its comparable company analysis, Lehman Brothers calculated and analyzed, among other things, the multiples implied by the Company’s and each selected company’s enterprise value in relation to projected 2007 and 2008 earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA). Lehman Brothers also calculated and analyzed the Company’s and each comparable Company’s ratio of current stock price to its projected 2008 earnings per share (commonly referred to as a price earnings ratio, or P/E). The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including First Call/I/B/E/S International, Inc. estimates for projected 2007 and 2008 EBITDA and earnings per share for the comparable companies) and closing prices, as of July 12, 2007, the day of the delivery of Lehman Brothers’ opinion.

The following table presents the results of the financial analysis described above for the selected companies:

	Enterprise Value to:		Price per Share to:
	2007E EBITDA	2008E EBITDA	2007E EPS	2008E EPS
Low	8.4x	7.7x	15.3x	13.6x
Mean	11.2x	10.3x	19.7x	16.7x
Median	11.3x	10.3x	19.3x	17.0x
High	14.3x	12.7x	24.6x	18.8x

Lehman Brothers then derived from these analyses and calculations the ranges of multiples deemed most meaningful for this analysis (which were 11x-12x 2007 estimated EBITDA, 10x-11x 2008 estimated EBITDA and 16x-18x 2008 estimated P/E) and applied these multiples to the corresponding data for the Company contained in the Management Case. Lehman Brothers also performed the comparable company analysis based on the Sensitivity Case with respect to 2008 financial data. The Sensitivity Case reflected lower sales growth and margin assumptions that were made in line with the historical performance of the Company than the corresponding assumptions contained in the Management Case. The comparable company analysis indicated a range of implied equity value for the Company of $13.25 to $19.25 per share, based on the Management Case, and $13.25 to $17.00 per share, based on the Sensitivity Case. Lehman Brothers noted that the merger consideration of $18.30 was above or within the range of implied per share equity values for the Company based on the comparable company analysis.

Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to that of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as the Company. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the comparable company analysis.

Comparable Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in fifty-six acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to the Company in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Date Announced	Acquirer	Target
Jan-07	Weston Presidio	Evenflo
Jan-07	Carlyle Group	Philosophy
Jan-07	Ascendia Brands	Coty Brands
Sep-06	3i Group	Selective Beauty
Jul-06	Church & Dwight	Orange Glo
Jun-06	Johnson & Johnson	Pfizer Consumer Healthcare
Jun-06	Lion Capital	American Safety Razor
Jun-06	CD&R	Sally Beauty
May-06	Royal Philips Electronics	AVENT
Mar-06	Colgate-Palmolive	Tom’s of Maine
Mar-06	L’Oreal	The Body Shop
Feb-06	Henkel	P&G Deodorants
Dec-05	Kao	Kanebo Cosmetics
Jul-05	Kao	Molton Brown
May-05	Coty	Unilever’s Fragrance Business
Jan-05	P&G	Gillette
Jan-05	Rayovac	United Industries
Sep-04	Jarden	American Household
Jul-04	Kelso	Del Laboratories
Jun-04	RC2	First Years
Jan-04	GTCR	Medtech & Denorex (Prestige Brands)
Dec-03	Henkel	Dial Corp
Dec-03	Colgate	Gaba
Nov-03	Duke Capital	Accantia
Sep-03	AEA Investors	Burt’s Bees
Oct-03	Tchibo Holding	Beiersdorf
Sep-03	Church & Dwight	Unilever Oral Care
Aug-03	Bridgepoint Capital	Molton Brown
Mar-03	P&G	Wella
Jan-03	Energizer	Schick-Wilkinson Sword
Oct-02	SC Johnson	Bayer Household Insecticides
Aug-02	Andrew Jergens	John Frieda
Jul-02	Rayovac	Varta
Dec-01	Tyco International	Paragon Trade Brands
May-01	P&G	Clairol
May-01	Investor Group	Carter Wallace
Apr-01	Church & Dwight	USA Detergents
Mar-01	Reckitt Benckiser	Oxy
Oct-00	SmithKline Beecham	Block Drug
Oct-00	Boots	Clearasil
Sep-00	Andrew Jergens (Kao)	Ban (Chattem)

Jul-00	Georgia Pacific	Fort James
Apr-00	Dorel Industries	Safety 1st
Apr-00	L’Oreal	Matrix Essentials (Bristol Myers)
Feb-00	L’Oreal	Carson
Jan-99	Playtex	Diaper Genie
Nov-99	Kimberly Clark	Safeskin
Jul-99	Reckitt & Coleman	Benckiser
Oct-98	Clorox	First Brands
Oct-98	Newell	Rubbermaid
Jul-98	L’Oreal	Soft Sheen Products
May-98	Andrew Jergens (Kao)	Skincare Lotion Business (Bausch & Lomb)
Feb-98	Chattem	Ban (Bristol Myers)
Dec-97	Playtex	Personal Care Group
Oct-97	SC Johnson	Dow Brands
Apr-97	P&G	Tambrands

As part of its comparable transaction analysis, Lehman Brothers calculated and analyzed, among other metrics, transaction values as multiples of the then (i) last twelve months EBITDA (commonly referred to as LTM EBITDA) of the target companies and (ii) last twelve months net sales of the target companies. The following table presents the results of the financial analysis described above for the selected transactions:

Transaction Value/LTM
	Net Sales	EBITDA
High	5.57x	23.5x
Mean	2.08x	12.6x
Median	1.75x	11.8x
Low	0.50x	5.7x

The reasons for and the circumstances surrounding each of the transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company, and the businesses, operations, financial conditions and prospects of the companies included in the comparable transactions analysis. Therefore, Lehman Brothers believed that a purely quantitative selected transactions analysis would not be particularly meaningful in the context of the merger and therefore did not rely solely on the quantitative results of the selected transactions analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the characteristics of the transactions and the merger. Lehman Brothers applied a range of multiples that it believed reflected the appropriate range of transaction value multiples applicable to the Company on a full change-in-control basis.

Lehman Brothers selected the transaction value to LTM EBITDA as being the most appropriate multiple and then derived the range of this multiple deemed most meaningful for this analysis (which was 13x to 15x LTM pro forma EBITDA) and applied this multiple to the corresponding financial data for the Company. Based on this multiple, the implied per share equity value of the Company from this analysis was $16.00 to $19.75, as compared to the per share merger consideration of $18.30.

Transaction Premium Analysis

Lehman Brothers reviewed the premium paid in 236 selected acquisitions of U.S. companies with transaction values between $500 million and $2.5 billion since 2002. These selected acquisitions consisted of transactions where 100% of the target company was acquired for consideration consisting entirely of cash. Lehman Brothers calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing (i) one day, (ii) one week and (iii) one month prior to the announcement of the transaction. Lehman Brothers reviewed the premiums for all the selected transactions and summarized the results as set forth below, reflected as a percentage of the 1-day, 7-day average and 30-day average of the target companies’ common stock:

	1st Quartile	Median	Mean	3rd Quartile
1-Day	10%	20%	23%	33%
7-Day Average	12%	20%	24%	34%
30-Day Average	13%	24%	26%	35%

Lehman Brothers selected a relevant range of premiums from 15% to 35%, which were applied to the Company’s 30-day average common stock price prior to July 11, 2007 market speculation regarding a potential transaction involving the Company. Applying a selected range of premiums paid in such selected transactions, Lehman Brothers calculated an implied equity value per share range of Company common stock of approximately $17.25 to $20.25, as compared to the $18.30 per share in cash to be received by holders of Company common stock pursuant to the merger agreement.

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of Company common stock, Lehman Brothers prepared a ten-year discounted cash flow analysis for the Company, calculated as of June 30, 2007, of after-tax unlevered free cash flows for fiscal years 2007 through 2016.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for Company by adding (1) the present value of the Company’s projected after-tax unlevered free cash flows for fiscal years 2007 through 2016 to (2) the present value of the “terminal value” of Company as of June 30, 2016. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time. In preparing this analysis, based upon guidance from Company management, Lehman Brothers extrapolated data from the Management Case, which included financial projections from 2007 to 2009, to determine estimated cash flows from 2010 through 2016.

Based upon projected financial results for the Company prepared by the Company’s management, Lehman Brothers estimated a range of terminal values by applying perpetuity growth rates of 2.0% to 3.0% to 2016 estimated unlevered free cash flow. The perpetuity growth rate change was selected by Lehman Brothers based on historical and expected growth rates for the U.S. economy. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 9.0% to 11.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on an analysis of the weighted average cost of capital of the Company. Lehman Brothers also considered the market volatility of an appropriate set of comparable public companies (those identified in the “Comparable Company Analysis”) to provide a broader measure of expected future market volatility used in determining the weighted average cost of capital of the Company. In selecting a set of comparable public companies for this purpose, Lehman Brothers, based on its experience with companies in the household goods and personal care industries, reviewed and compared specific financial, operating and market data relating to the Company with selected companies that Lehman Brothers deemed comparable to the Company. The discounted cash flow analysis for the Company was performed for two scenarios—one based on the Management Case and another based on the Sensitivity Case.

Based on the projections and assumptions set forth above and using a perpetuity growth rate of 2.5% (the mid-point of the range), the discounted cash flow analysis of the Company yielded an implied valuation range of Company common stock of $16.50 to $24.50 per share, based on the Management Case, and $14.75 to $22.00, based on the Sensitivity Case, in each case, as compared to the per share merger consideration of $18.30.

Leveraged Acquisition Analysis

Additionally, Lehman Brothers performed a leveraged acquisition analysis in order to ascertain the price which would be attractive to a potential financial buyer based upon current market conditions. Lehman Brothers assumed the following in its analysis: (i) a capital structure including initial leverage of funded debt to Adjusted EBITDA of 7.5x , (ii) an equity investment that would achieve a five-year rate of return of approximately 20% to 25%, and (iii) a 11.5x 2011 projected EBITDA exit multiple. The leveraged acquisition analysis for the Company was performed for two scenarios-one based on the Management Case and another based on the Sensitivity Case. Based on these assumptions, the range of implied leveraged acquisition prices per share of Company common stock was $16.50 to $18.75 for the Management Case and $15 to $17 for the Sensitivity Case, in each case, as compared to the per share merger consideration of $18.30.

Sum of the Parts Analysis

Lehman Brothers performed a “sum of the parts” analysis of the Company by valuing each of the individual business segments individually and deriving therefrom a range of values for the Company as a whole. The Company business segments considered were Skin Care, Infant Care and Feminine Care. Each business segment was valued using financing and operating projections contained in the Management Case. Using various methodologies that the Company’s advisors deemed appropriate for each business segment analyzed, and including the estimated taxes to be incurred upon a separation of the Company’s individual business segments, the analysis indicated a range of equity values per share of the Company common stock ranging from $10.50 to $16.75 per share, as compared to a transaction price of $18.30.

General

In connection with the review of the merger by our Board of Directors of the Company, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of the Company common stock.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to the Company’s stockholders of the merger consideration and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated July 12, 2007, to our Board of Directors of the Company. The analyses do not purport to be appraisals or to reflect the prices at which Company common stock might trade following announcement of the merger.

The terms of the merger were determined through arm’s length negotiations between the Company and Energizer and were unanimously approved by our Board of Directors. Lehman Brothers did not recommend any specific amount or form of consideration to the Company or that any specific amount or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to our Board of Directors to assist it in its consideration of the proposed merger. Lehman Brothers’ opinion does not address any other aspect of the proposed merger and does constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by our Board of Directors in making its unanimous determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of our Board of Directors with respect to the value of the Company or of whether our Board of Directors would have been willing to agree to a different amount or form of consideration.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Our Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with the Company and the household goods and personal care industries generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, the Company paid Lehman Brothers $750,000 upon the delivery of Lehman Brothers’ opinion and, upon the consummation of the merger, the Company will pay to Lehman Brothers an advisory fee equal to 0.75% of the aggregate consideration payable by Energizer under the merger agreement, minus the $750,000 previously paid by the Company upon delivery of the Lehman Brothers’ opinion. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Company and the rendering of the Lehman Brothers’ opinion. Lehman Brothers in the past has rendered investment banking services to the Company and its affiliates and received customary fees for such services.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of the Company and Energizer for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

Conversion of Outstanding Playtex Common Stock and Cancellation of Stock Options, Restricted Shares, Restricted Stock Unit Awards and Other Awards

If the merger agreement is approved by our stockholders and the other conditions to the completion of the merger are either satisfied or waived, Merger Sub will be merged with and into Playtex, with Playtex continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of our common stock, other than shares held by Playtex, Energizer or its subsidiaries and shares held by stockholders who validly perfect their dissenters’ rights to appraisal under Delaware law, will be converted into the right to receive $18.30. Our stockholders will be required to surrender their shares upon the completion of the merger in exchange for a cash payment equal to $18.30 unless such stockholders exercise their dissenters rights to appraisal under Delaware law. After completion of the merger, stockholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing. If all eligible shares are converted, the total merger consideration expected to be paid is approximately $1.2 billion.

Each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30 times the number of shares subject to the option, less the aggregate exercise price of the option. The total amount expected to be paid in respect of options is approximately $47 million.

Each restricted share of our common stock outstanding immediately prior to the effective time of the merger will vest and be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30. The total amount expected to be paid in respect of restricted shares is approximately $20 million.

Each restricted stock unit, which represents a hypothetical investment in one share of our common stock, outstanding immediately prior to the effective time of the merger will vest and be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30. The total amount expected to be paid in respect of restricted stock unit awards is approximately $1 million.

Each share of “phantom” stock outstanding immediately prior to the effective time of the merger, will be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30. The total amount expected to be paid in respect of “phantom” stock is approximately $200,000.

The total amount expected to be paid in respect of options, restricted stock, restricted stock units and phantom stock is approximately $68 million.

Effect on Listing; Registration and Status of Playtex Common Stock

Our common stock is registered as a class of equity securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is quoted on the New York Stock Exchange under the symbol “PYX.” As a result of the merger, Playtex will be a privately-held subsidiary, with no public market for its common stock. After the merger, our common stock will cease to be traded on the New York Stock Exchange, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination and the delisting of Playtex’s common stock from the New York Stock Exchange will make certain provisions of the Exchange Act inapplicable to Playtex as a stand-alone company, such as:

•       the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a stockholders’ meeting; and

•       the liability provisions of the Exchange Act and the corporate governance requirements under New York Stock Exchange rules and regulations and under the Sarbanes-Oxley Act of 2002 (such as the requirement that certain executive officers of Playtex certify the accuracy of Playtex’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls).

In addition, Playtex will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to its common stock.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in Playtex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated in this proxy statement by reference, for risks relating to Playtex’s business, as supplemented with the following three risk factors:

Failure to complete the merger could negatively impact the market price of Playtex common stock.

If the merger is not completed for any reason, Playtex will be subject to a number of material risks, including the following:

•       the market price of Playtex’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•       unless the failure to complete the merger is a result of a willful failure of Energizer or Merger Sub, costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed; and

•       the diversion of management’s attention from the day-to-day business of Playtex, the potential disruption to its employees and its relationships with customers, suppliers and distributors and potential diversion from certain aspects of its previously announced capital expenditure program during the period before the completion of the merger may make it difficult for Playtex to regain its financial and market positions if the merger does not occur.

If the merger is not approved by our stockholders at the special meeting, Playtex and Energizer will not be permitted under Delaware law to complete the merger, and each of Playtex and Energizer will have the right to terminate the merger agreement. Upon such termination, Playtex may be required to pay Energizer a termination fee. See “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 57 of this proxy statement.

Further, if the merger agreement is terminated and our Board of Directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Unless the merger agreement is terminated, Playtex will not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless and until the merger agreement is terminated, subject to specified exceptions, Playtex is restricted from initiating, soliciting, or taking any action to facilitate or encourage the submission of any offer or proposal relating to an alternative transaction with any person or entity other than Energizer. In addition, Playtex will not be able to enter into an alternative transaction on more favorable terms, unless and until the merger agreement is terminated, which would result in Playtex paying a $35 million termination fee to Energizer. See “Terms of the Merger Agreement—Conduct of Business Pending the Merger—Restrictions on Solicitations” beginning on page 52 of this proxy statement and “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 57 of this proxy statement.

Uncertainties associated with the merger may cause Playtex to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with Playtex following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

Interests of Playtex’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors, you should be aware that Playtex’s directors and executive officers may be deemed to have interests in the transaction that are different from or in addition to the interests of Playtex stockholders generally and that may present a conflict of interest. Our Board of Directors was aware of these interests and considered that such interests may be different from or in addition to the interests of our stockholders generally, among other matters, in approving the merger agreement and the transactions contemplated thereby and in determining to recommend that our stockholders vote for adoption of the merger agreement and approval of the merger. You should consider these and other interests of our directors and executive officers that are described in the proxy statement.

Cash-Out of Stock Options

The merger agreement provides that, at or immediately prior to the effective time of the merger, each outstanding option to purchase our common stock under any Playtex employee stock option or compensation plan, whether or not exercisable or vested, will be cancelled, and Playtex will pay to each holder an amount in cash determined by multiplying (i) the excess, if any, of $18.30 over the applicable exercise price of such option by (ii) the number of shares of our common stock underlying such option.

The table provides information, for each of our directors and executive officers, regarding the aggregate number of shares of common stock underlying outstanding vested and unvested options as of August 8, 2007, the aggregate number of shares of common stock subject to outstanding unvested options that will become fully vested in connection with the merger, the weighted average exercise price and the value of the unvested options, and the weighted average exercise price and value of all options. The information in the table assumes that all options will remain outstanding as of the effective time of the merger.

Name	Number of Shares Underlying Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options	Value of Unvested Options(1)	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options(2)
Directors
Neil P. DeFeo	1,531,421	510,473	$6.34	$6,105,258	$6.34	$18,315,796
Herbert M. Baum	9,000	5,400	7.90	56,160	7.90	93,600
Michael R. Eisenson(3)	—	—	—	—	—	—
Ronald B. Gordon	9,000	5,400	8.93	50,598	8.93	84,330
R. Jeffrey Harris	25,000	—	—	—	9.35	223,750
C. Ann Merrifield	25,000	—	—	—	14.94	84,000
Susan R. Nowakowski	25,000	—	—	—	9.35	223,750
Maureen B. Tart-Bezer	—	—	—	—	—	—
Douglas D. Wheat	—	—	—	—	—	—
Nick White	—	—	—	—	—	—
Executive Officers
Kris J. Kelley	340,000	113,332	6.45	1,342,985	6.45	4,029,000
James S. Cook	230,000	14,333	10.59	110,508	11.09	1,658,300
Perry R. Beadon	190,000	63,333	7.72	702,996	7.72	2,010,200
Thomas M. Schultz	100,000	33,333	11.91	212,998	11.91	639,000
Gary S. Cohen	—	—	—	—	—	—
Gretchen R. Crist	37,800	5,932	10.59	45,736	9.18	344,736
Blair P. Hawley	—	—	—	—	—	—
Paul E. Yestrumskas	150,800	4,933	10.59	38,034	11.33	1,051,076

(1)          Represents the amount payable to the individual following the effective time of the merger with respect to unvested options held by the individual. Calculated for each individual by multiplying the aggregate number of shares subject to unvested options by the difference between the merger consideration and the weighted average exercise price of the unvested options.

(2)          Represents the amount payable to the individual following the effective time of the merger with respect to all options held by the individual. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between the merger consideration and the weighted average exercise price of the options. The amounts shown in the “Value of Unvested Options” column are also included in the “Value of Vested and Unvested Options” column.

(3)          Mr Eisenson is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, and cash payments associated with equity awards associated with Mr. Eisenson’s service to our Board of Directors will be paid to Charlesbank Capital Partners LLC.

Cash-Out of Restricted Stock and “Phantom” Stock; Issuance and Conversion of Change in Control Stock Awards

The merger agreement provides that, at or immediately prior to the effective time of the merger:

•       Each outstanding share of Playtex restricted stock will vest and, as of the effective time of the merger, be cancelled and converted into the right to receive $18.30 in accordance with the terms of the merger agreement.

•       Each outstanding share of “phantom” stock will be cancelled as of the effective time of the merger and converted into the right to receive $18.30 in accordance with the terms of the merger agreement.

Messrs. DeFeo’s and Kelley’s employment agreements each provide for a one-time award of shares of common stock if a change in control occurs on or prior to one year after the date of the merger agreement. We refer to this award as a “change in control stock award.” The change in control stock award for Mr. DeFeo will be equal to 1% of our outstanding common stock on a fully diluted basis on the date of grant. The change in control stock award for Mr. Kelley will be 130,000 shares of our common stock if a change in control occurs on or prior to one year following the date of the merger agreement. The change in control stock awards will be granted immediately prior to the change in control. In accordance with the terms of the merger agreement, the shares of our common stock issued to Messrs. DeFeo and Kelley under their change in control stock awards will be cancelled, and Messrs. DeFeo and Kelley will receive an amount equal to the merger consideration times the respective number of shares issued to them under the change in control stock award.

The table below sets forth the amount that will be payable to (i) each of our directors and executive officers (before any applicable withholdings) following the effective time of the merger with respect to restricted stock held by the individual, and (ii) each of Messrs. DeFeo and Kelley following the issuance and conversion of their change in control stock awards, assuming no change in the number of shares of our common stock outstanding on a fully diluted basis from the amount outstanding on a fully diluted basis on July 12, 2007.

Name	Cash-Out of Restricted Stock	Change in Control Stock Award
Directors
Neil P. DeFeo	$3,736,659	$12,674,434
Herbert M. Baum	$170,904	—
Michael R. Eisenson(1)	$186,660	—
Ronald B. Gordon	$170,904	—
R. Jeffrey Harris	$187,868	—
C. Ann Merrifield	$187,868	—
Susan R. Nowakowski	$187,868	—
Maureen B. Tart-Bezer	$107,970	—
Douglas D. Wheat	$160,418	—
Nick White	$187,868	—
Executive Officer
Kris J. Kelley	$792,994	$2,379,000
James S. Cook	$1,156,542	—
Perry R. Beadon	$366,000	—
Thomas M. Schultz	$183,000	—
Gary S. Cohen	$1,025,404	—
Gretchen R. Crist	$896,078	—
Blair P. Hawley	$490,440	—
Paul E. Yestrumskas	$860,686	—

(1)           Mr. Eisenson is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, and cash payments associated with equity awards associated with Mr. Eisenson’s service to our Board of Directors will be paid to Charlesbank Capital Partners LLC. The amount set forth for Mr. Eisenson is the amount that will be payable with respect to 10,200 shares of “phantom” stock.

Severance Payments and Benefits Under Employment Agreements and Change in Control Severance Plan

Consummation of the merger will constitute a change in control under employment agreements between Playtex and Messrs. DeFeo and Kelley, and under the Playtex Products, Inc. Change in Control Severance Plan, which was approved by Board of Directors concurrently with approval of the merger agreement and which we refer to as the “Plan” and in which all other executive officers participate.

Mr. DeFeo’s and Mr. Kelley’s respective employment agreements provide for specified benefits if Mr. DeFeo’s or Mr. Kelley’s employment is terminated by Playtex without “cause” or by Mr. DeFeo or Mr. Kelley for “good reason” (each as defined in the employment agreement) within one year following a change in control. Energizer has indicated that Mr. DeFeo’s and Mr. Kelley’s employment will terminate in connection with the merger under circumstances that will entitle them to receive the specified benefits under their respective agreements. Accordingly, they each will be entitled to receive:

•       an amount, payable in a lump sum, equal to the sum of:

•        36 months of current salary for Mr. DeFeo and 24 months of current salary for Mr. Kelley; and

•        three times the average annual bonus for the prior two calendar years for Mr. DeFeo, and two times the average annual bonus for the prior two calendar years for Mr. Kelley;

•       a prorated annual cash bonus based at 100% of the performance target; and

•       continued medical and dental coverage: 18 months for Mr. Defeo and 12 months for Mr. Kelley or, if earlier, until either is eligible for comparable benefits from any other source.

Under the Plan, each of the executive officers other than Messrs. DeFeo and Kelley will receive compensation benefits in the event he or she is terminated by Playtex other than for “cause” (as defined in the Plan), death or permanent disability or in the event he or she effects a “good reason resignation” (as defined in the Plan), within one year following a change in control.

The payments and benefits in the event the executive officer is terminated without cause or resigns for good reason are:

•       Two times (i) the annual base salary in effect at the time of the executive officer’s termination (or the date of the change in control, if higher) and (ii) the average annual bonus for the executive for the two calendar years prior to the year in which the change in control occurs (or, if the executive officer did not receive a full bonus in each of the two calendar years prior to the year in which the change in control occurs, the target bonus for the year in which the change in control occurs).

•       A prorated portion of the 2007 target bonus if the executive officer is terminated in 2007; a pro-rata portion of the greater of the 2007 target bonus or the 2008 target bonus if the executive officer is terminated in 2008; payment of a prior year’s bonus, if the executive officer is terminated prior to payment of such bonus.

•       A profit-sharing contribution based on 10% of the Earnings contribution level for the year in which the executive officer’s termination occurs. “Earnings” has the meaning defined in the Company’s Profit Sharing Retirement Plan, not including any equity compensation or severance benefits. The executive officer will be entitled to payment of the prior year’s profit-sharing contribution if his or her termination occurs before the time such contribution is made.

•       A cash amount equivalent to the value of the following benefits over a two-year period: financial planning services and health club reimbursement.

•       A cash amount equal to the value of outplacement services at the senior executive level.

In addition, the Plan provides participating executive officers continued participation in Playtex’s medical and dental plans for the executive and his or her family for the two-year period following termination, subject to continued payment of the applicable employee contribution and to cessation following commencement of employment with another employer, and continued use of a Company car for the same two-year period.

The following table provides information regarding approximate cash amounts payable, or the approximate value of benefits to be provided, as a result of the merger to the executive officers in respect of: (i) lump-sum payments, other than accrued and unpaid salary, that will be provided to Messrs. DeFeo and Kelley under their employment agreements and that may be provided to the other executive officers if a qualifying termination of employment occurs under the Plan; and (ii) medical and dental plan benefits that will be provided to Messrs. DeFeo and Kelley under their employment agreements and that may be provided to the other executive officers if a qualifying termination of employment occurs under the Plan. For purposes of this table, it is assumed that the qualifying termination of employment event occurs on September 30, 2007 and that an executive’s termination does not occur prior to his or her receipt of a prior year’s bonus or profit-sharing contribution:

Name	Lump-Sum Payment on Qualifying Termination(1)
Neil P. DeFeo	$7,337,410
Kris J. Kelley	1,639,616
James S. Cook	1,593,663
Perry R. Beadon	1,342,128
Thomas M. Schultz	1,009,910
Gary S. Cohen	1,316,274
Gretchen R. Crist	1,116,566
Blair P. Hawley	999,110
Paul E. Yestrumskas	1,227,912

(1)          Includes medical and dental plan benefits.

Gross-Up Payments

Each of Messrs. DeFeo’s and Kelley’s employment agreements generally provides for a gross-up payment to make each of them whole, on an after-tax basis, if any excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, referred to below as the “Code,” are imposed on any payment by Playtex to or for the benefit of Mr. DeFeo or Mr. Kelley. The Plan also provides for a gross-up payment to make each of the executive officer participants whole, on an after-tax basis, if any excise taxes under Section 4999 of the Code are imposed on any payment by Playtex to the executive officer under the Plan.

The following table provides information regarding estimated cash amounts payable “gross-up” tax payments for those executives whose payments under the arrangements described above would result in excise tax liability under Section 4999 of the Code. For purposes of this table, it is assumed that the qualifying termination of employment event for the severance payments and benefits described above occurs on September 30, 2007:

Name	Gross-Up Payment(1)
Neil P. DeFeo	$12,654,011
Kris J. Kelley	2,085,532
James S. Cook	1,180,595
Perry R. Beadon	—
Thomas M. Schultz	—
Gary S. Cohen	1,004,007
Gretchen R. Crist	893,474
Blair P. Hawley	619,103
Paul E. Yestrumskas	871,452

(1)          The estimated gross-up payments are based on the following additional assumptions: (i) the excise tax rate under Section 4999 of the Code is 20%, (ii) the combined federal and state tax rate for the executives is 40%, (iii) the approximate value of continued welfare and other benefits for the listed executives are valued as follows: Mr. DeFeo, $23,410; Mr. Kelley, $15,411; Mr. Cook, $143,797; Mr. Beadon, $157,690; Mr. Schultz, $141,635; Mr. Cohen, $144,415; Ms. Crist, $154,066; Mr. Hawley, $141,360 and Mr. Yestrumskas, $147,843, (iv) the discount rate equals 5.89%, the applicable federal rate for July, 2007, (v) a pro-rata portion of 75% of the target bonus for 2007, based on a September 30, 2007 termination date, and (vi) for purposes of these calculations only, none of the severance benefits represents reasonable compensation for pre or post-merger services (including the assumed 2007 bonus payment, the portion of the profit-sharing contribution that will be payable to the nonqualified deferred compensation plan and the noncompetition and nonsolicitation agreements).

The foregoing summary of provisions of various arrangements related to payments to executive officers and directors set forth above is not complete, and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A, and to the employment agreements and benefit plans referenced above, which are exhibits to Playtex’s reports filed under the Exchange Act and incorporated herein by reference. See “Where Stockholders Can Find Additional Information” beginning on page 70 of this proxy statement.

Indemnification of Executive Officers and Directors

The merger agreement contains provisions relating to the indemnification of and insurance for Playtex’s directors and officers. Under the merger agreement, Energizer has agreed that for six years after the effective time of the merger, it will cause Playtex to indemnify and hold harmless Playtex’s present and former officers for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent provided under Delaware law or other applicable law or provided under Playtex’s certificate of incorporation and bylaws (in each case, as in effect as of the date of the merger agreement), subject to any limitation imposed under applicable law.

Directors’ and Officers’ Insurance

Under the merger agreement, Energizer has agreed that for a period of six years following the effective time of the merger, Energizer will cause Playtex to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the merger, covering each person covered as of the date of the merger agreement by Playtex’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date of the merger agreement; provided, however that Playtex will not be obligated to pay an aggregate premium in excess of 300% of the amount per annum Playtex paid in its last full fiscal year; provided further, that if the annual premiums of such insurance coverage exceed such amount, Energizer or Playtex will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, at Energizer’s election, in lieu of providing the officers’ and directors’ liability insurance coverage contemplated above, Energizer or Playtex may purchase a non-cancelable “tail” coverage insurance policy under Playtex’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than provided by such insurance on the date of the merger agreement), which tail policy will be effective for a period from the effective time of the merger through and including the date six years from the effective time of the merger in respect of acts or omissions occurring prior to the effective time of the merger.

If Energizer or Playtex (i) consolidates with or merges into any other person and is not the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Energizer or Playtex, as the case may be, will assume the obligations described above.

The foregoing summary of the indemnification of executive officers and directors’ and executive officers’ insurance is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A.

Regulatory Matters

U.S. Antitrust Authorities and Foreign Governmental Regulation

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder required Energizer and Playtex to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. Playtex filed its required notification and report form on July 25, 2007, and Energizer filed its required form on July 25, 2007. On August 3, 2007, Playtex and Energizer were notified that early termination of the waiting period under the HSR Act had been granted.

Nevertheless, at any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on Playtex or, after the completion of the transaction, on Energizer.

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental and self-regulatory agencies and authorities, including those relating to the offer and sale of securities. Together with Energizer, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by our stockholders, conditions may be placed on the merger that could cause us to abandon it.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this proxy are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of our common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, controlled foreign corporations, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who own 5% or more of all our common stock, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code.

This discussion does not address the U.S. federal income tax consequences to any holder of our common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the merger, or the tax consequences of the merger under state, local, or foreign tax laws.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Playtex common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash.   Generally, the merger will be taxable to the holders of our common stock for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. Any such gain or loss generally will be capital gain or loss if our common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held our common stock for more than one year prior to the effective time of the merger. If the holder has held our common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, most long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a holder acquired different blocks of Playtex common stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of Playtex common stock.

Dissenting Stockholders.   Holders of Playtex common stock who perfect dissenters’ rights with respect to the merger, as discussed under “—Dissenters’ Rights of Appraisal” beginning on page 44 of this proxy statement, and who receive cash in respect of their shares of our common stock, generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. Each such holder should consult the holder’s individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising dissenters’ rights.

Information Reporting and Backup Withholding.   Generally, holders of Playtex common stock will be subject to information reporting on the cash received in the merger unless such a holder is a corporation or other exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the exchange agent will be required to withhold 28% of all cash payments to which a holder of Playtex common stock is entitled in connection with the merger unless such holder provides under penalties of perjury on a Form W-9 (or appropriate substitute form) a tax identification number, certifies that such holder is a U.S. person and that the tax identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each holder of Playtex common stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the exchange agent, in order to certify that the holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a holder of Playtex common stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

HOLDERS OF PLAYTEX COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Dissenters’ Rights of Appraisal

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Playtex common stock, as determined by the Court of Chancery of the State of Delaware (the “Chancery Court”). Any of our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law (“Section 262”) in order to perfect their rights. Strict compliance with the statutory procedures will be required. A copy of Section 262 is attached to this proxy statement as Appendix D.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the text of Section 262. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your right to appraisal under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law. Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

•       You must deliver to us, as set forth below, a written demand for appraisal of your shares before the stockholder vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against (by proxy or otherwise) or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

•       You must not vote in favor of the merger. A vote in favor of the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•       You must be a stockholder of record of Playtex common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the completion of the merger.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the merger consideration for your shares of Playtex common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of Playtex common stock.

All demands for appraisal should be addressed to Playtex Products, Inc., Attn: Corporate Secretary, 300 Nyala Farms Road, Westport, Connecticut, 06880, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Playtex common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Playtex common stock.

To be effective, a demand for appraisal by a holder of Playtex common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on the stock certificate(s) and cannot be made by the beneficial owner if such beneficial owner does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner. If you hold your shares of Playtex common stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective date of the merger, Playtex, as the surviving entity must give written notice of the effective time of the merger to each Playtex stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, but not thereafter, either the surviving entity or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

Within 120 days after the effective date of the merger, but not thereafter any stockholder who has complied with Section 262 will be entitled, upon written request to us, to receive a statement setting forth the aggregate number of shares of Playtex common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of Playtex common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement. You should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262. Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Playtex common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Playtex common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity.

In view of the complexity of Section 262, any of our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The merger agreement contains representations and warranties that Playtex and Energizer made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with Delaware law, Merger Sub will merge with and into Playtex and the separate corporate existence of Merger Sub will cease. Playtex will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger, wholly-owned by Energizer. The certificate of incorporation and bylaws of Merger Sub will be the certificate of incorporation and bylaws of the surviving corporation.

When the Merger Becomes Effective

Playtex and Merger Sub will file a certificate of merger with the Delaware Secretary of State no later than the second business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), unless Playtex and Energizer agree to another date. The merger will become effective at the time the certificate of merger is duly filed with the Delaware Secretary of State or at such other later date and time as Playtex and Energizer agree and specify in the certificate of merger.

If our stockholders adopt the merger agreement and approve the merger, the Company and Energizer intend to complete the merger as soon as practicable thereafter. The merger is expected to be completed in the end of the Company’s third or during its fourth fiscal quarter of 2007. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options, Restricted Shares, Restricted Stock Unit Awards and “Phantom” Stock

•       Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company or owned by Energizer or any of its subsidiaries and shares held by stockholders, if any, who validly perfect their dissenters’ rights under Delaware law) will be converted into the right to receive $18.30 in cash, without interest (resulting in total expected payments of approximately $1.2 billion).

•       Each share of our common stock held by the Company (as treasury stock or otherwise), or owned by Energizer or any of its subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be paid in exchange for it.

•       Each share of Merger Sub common stock will be converted into and become one share of common stock of Playtex, as the surviving corporation and will constitute the only outstanding shares of common stock of Playtex, as the surviving corporation.

•       Each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, vested or unvested, will vest and be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30 times the number of shares subject to the option, less the aggregate exercise price of the option.

•       Each restricted share of our common stock outstanding immediately prior to the effective time of the merger will vest and be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30.

•       Each restricted stock unit, which represents a hypothetical investment in one share of our common stock, outstanding immediately prior to the effective time of the merger will vest and be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30.

•       Each share of “phantom” stock outstanding immediately prior to the effective time of the merger, will be cancelled as of the effective time of the merger in exchange for a cash payment equal to $18.30.

The total amount expected be paid in respect of options, restricted shares, restricted stock unit awards and “phantom” shares is approximately $68 million.

Payment for Playtex Common Stock in the Merger

At the effective time of the merger, Energizer will deposit with Mellon Investor Services LLC, the exchange agent, for the benefit of the holders of Playtex common stock, cash sufficient to pay the aggregate merger consideration under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of Playtex or its transfer agent of certificates representing Playtex common stock and, if any certificates are presented to Energizer, Playtex or the exchange agent for transfer, they will be cancelled and exchanged for payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a stockholder of Playtex.

Promptly after the effective time of the merger Energizer will mail, or will otherwise cause the exchange agent to mail, to each holder of Playtex common stock, a letter of transmittal and instructions for use in effecting the surrender of their Playtex common stock certificates in exchange for the merger consideration. You should not send in your Playtex common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Playtex (as the surviving corporation), post a bond in a reasonable amount as Playtex directs as indemnity against any claim that may be made against Playtex with respect to such certificate.

The exchange agent will promptly pay you your merger consideration after you have surrendered your certificates to the exchange agent and provided to the exchange agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. Playtex (as the surviving corporation), Energizer or the exchange agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes as required under federal, state, local or foreign tax law.

If payment is to be made to a person other than the person in whose name our common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay to the exchange agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate of the amount due under the merger agreement, or that such person establish to the satisfaction of the exchange agent that such tax has been paid or is not applicable.

Any portion of the merger consideration made available to the exchange agent that remains unclaimed by our stockholders six months after the effective time of the merger will be delivered to Energizer and any stockholders who have not properly exchanged their shares of Playtex common stock will thereafter look only to Energizer for payment of the merger consideration in the amount due to them under the merger agreement (without interest). Energizer will not be liable to any former Playtex stockholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the Company and Energizer that relate to, among other things:

•       corporate existence, good standing and qualification to conduct business;

•       due authorization, execution, delivery and validity of the merger agreement;

•       governmental authorization necessary to complete the merger;

•       absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the merger;

•       disclosure documents relating to the merger agreement; and

•       finders’ fees and fees payable to financial advisors in connection with the merger.

The Company’s representations and warranties also relate to, among other things:

•       our capital structure and indebtedness;

•       our subsidiaries;

•       compliance with applicable laws;

•       SEC filings, the absence of material misstatements or omissions from such filings and the Sarbanes-Oxley Act;

•       our financial statements;

•       the absence of certain changes and actions since December 30, 2006;

•       the absence of undisclosed liabilities;

•       legal proceedings and government orders;

•       our material contracts and performance obligations thereunder;

•       tax matters;

•       our employees and employee benefit plans;

•       intellectual property, properties, information technology and environmental matters;

•       material personal property;

•       inapplicability of state anti-takeover statutes to the merger agreement, stockholder agreement and the merger;

•       foreign operations and export control; and

•       the receipt of a fairness opinion from our financial advisor.

Energizer also makes representations and warranties relating to financing of the merger consideration and lack of ownership of Playtex common stock.

Many of our representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to either Energizer or the Company as the case may be, any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other states of facts, developments, events, circumstances, conditions, occurrences or effects that have occurred prior to the date of determination is materially adverse to the condition (financial or otherwise), business, assets or results of operations of such party and its subsidiaries, taken as a whole, other than any effect resulting from:

•       the economy, political conditions or the financial markets in general (including any changes resulting from terrorist activities, war or other armed hostilities or force majeure events);

•       general changes in the industries in which such party and its subsidiaries operate;

•       changes in applicable law or United States generally accepted accounting principles after the date of the merger agreement;

•       the Company’s failure, in and of itself, to meet internal or published revenue or earnings projections, whether such projections are prepared by the Company or a third party, although the underlying change, event, occurrence or state of facts giving rise to such failure may constitute or otherwise contribute to a material adverse effect;

•       any loss of or adverse change in the relationship of the Company and our subsidiaries with our respective customers, suppliers or employees as a result of the announcement of the merger agreement or transactions contemplated by the merger agreement;

•       any failure to take any action as a result of the restrictions or other prohibitions set forth in the merger agreement; or

•       provided that with respect to the first three bullet points, such effect or change (x) does not specifically relate to (or have the effect of specifically relating to) such party and its subsidiaries and (y) is not disproportionately adverse to such party and its subsidiaries than to other companies operating in the industries in which such party and its subsidiaries operate.

The representations and warranties of the parties to the merger agreement will expire upon the effective time of the merger or the termination of the merger agreement.

Conduct of Business Pending the Merger

Interim Operations of Playtex

We have agreed to restrictions on the Company and our subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, we have agreed to conduct our business in the ordinary course consistent with past practice and in compliance with all material applicable laws and all material governmental authorizations and to use commercially reasonable efforts to preserve intact the present business organization, maintain in effect all licenses, permits, consents, franchises, approvals and authorizations, keep available the services of all officers, directors and employees and maintain satisfactory relationships with customers, lenders, suppliers and others having material business relationships with the Company. We have also agreed to certain restrictions on the Company’s and its subsidiaries’ activities that are subject to certain exceptions described in the merger agreement.

We and our subsidiaries are restricted from:

•       amending the Company’s or its subsidiaries organizational documents;

•       splitting, reclassifying or combining our capital stock; declaring any dividend or repurchasing any shares of our capital stock;

•       issuing, selling or pledging any shares of our capital stock (other than the issuance of any shares of common stock upon the exercise of options) or amending the terms of our capital stock;

•       making unbudgeted capital expenditures in excess of 10% of the aggregate budgeted amount for the fiscal year 2007;

•       acquiring any interest in any entity, business, organization or otherwise acquiring any material amount of assets from any third party, merging or consolidating with any third party or adopting a plan of complete or partial liquidation, recapitalization or restructuring;

•       selling, leasing, licensing, or otherwise disposing of any material subsidiary or any material assets, securities or properties, except in the ordinary course of business consistent with past practice in an amount not to exceed $1 million in the aggregate;

•       creating or incurring any material lien on any material asset other than any immaterial lien incurred in the ordinary course of business;

•       making any loans, advances or investments or purchasing any property or assets of any third party other than investments in our subsidiaries made in the ordinary course of business consistent with past practice;

•       creating, incurring, or assuming liability with respect to any indebtedness for borrowed money or guarantees other than in the ordinary course of business consistent with past practice, provided that such indebtedness must be prepayable at any time without penalty;

•       entering into any material contract other than in the ordinary course consistent with past practices or terminating or amending in any material respect any existing material contract, or waiving any material rights thereunder;

•       terminating, renewing, amending or modifying in any material respect any permit except in the ordinary course of business consistent with past practices;

•       increasing benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the merger agreement except as required by applicable law or pursuant to existing employee benefit plans;

•       entering into any employment, deferred compensation or other similar agreement with any director, officer or employee except as required by applicable law or pursuant to existing employee benefit plans;

•       granting or increasing any severance or termination pay to any directors, officers or employees except as required by applicable law or pursuant to existing employee benefit plans;

•       increasing the compensation, bonus or other benefits payable to any director, executive or non-executive employee except as required by applicable law or pursuant to existing employee benefit plans;

•       establishing, adopting or amending any collective bargaining, bonus, profit-sharing, pension, deferred compensation, severance, compensation, stock option or other benefit plan or arrangement except as required by applicable law or pursuant to existing employee benefit plans;

•       making any material changes in any method of accounting, accounting principles or practice, except for any such change required by reason of a concurrent change in generally accepted accounting principles or Regulation S-X, as approved by our independent public accountants;

•       settling or offering to settle (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of our subsidiaries or involving a payment by the Company or our subsidiaries in excess of $1.0 million; (ii) any stockholder litigation or dispute against the Company or any of its officers or directors; or (iii) any litigation, arbitration, proceeding or dispute that relates to the merger or merger agreement.

•       making any assignment or granting any license with respect to intellectual property owned by or exclusively licensed to the Company or taking any action that would reasonably be expected to cause loss of rights to any such intellectual property;

•       failing to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonably comparable cost to the extent available;

•       taking any action that would make any of our representations or warranties inaccurate in any material respect or that would materially delay closing beyond December 31, 2007;

•       making any material tax election or taking a material position on any material tax return or adopting any material accounting methods that are inconsistent with the elections made, positions taken, or methods used in preparing or filing tax returns in prior periods or settling or resolving any material tax controversy except as required by applicable law; or

•       entering into any lease or sublease of real property, or changing, terminating or failing to exercise any right to renew any lease or sublease of real property in the ordinary course of business consistent with past practices.

Energizer is restricted from taking any action that would make any representation or warranty by it inaccurate in any material respect or would materially delay completion of the merger.

Special Meeting of Playtex’s Stockholders; Board of Director’s Recommendation

Our Board of Directors has agreed to recommend the adoption of the merger agreement and approval of the merger by our stockholders and to call a special meeting for this purpose as soon as reasonably practicable.  Our Board of Directors, however, can withdraw or modify its recommendation with respect to the adoption of the merger agreement and approval of the merger if certain conditions and circumstances are satisfied as discussed below under “—Restrictions on Solicitations.”

Restrictions on Solicitations

We have agreed that prior to the effective time of the merger we will not, and we will use commercially reasonable efforts to cause our representatives not to, directly or indirectly:

•       initiate, solicit or take any action to facilitate or encourage the submission of any acquisition proposal from any third party or group;

•       enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of our subsidiaries or otherwise cooperate with or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal;

•       fail to make, withdraw or modify in a manner adverse to Energizer or publicly propose to withdraw or modify in a manner adverse to Energizer the recommendation of our Board of Directors, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an acquisition proposal;

•       grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of our subsidiaries; or

•       enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument that constitutes or relates to an acquisition proposal.

Upon execution of the merger agreement, we immediately ceased and terminated any and all existing activities, discussions or negotiations with any third party with respect to an acquisition proposal and agreed to use commercially reasonable efforts to cause any third party in possession of confidential information about Playtex that was furnished by or on behalf of Playtex to return or destroy such information. We may not, during the term of the merger agreement, take any action to make any state takeover statute or similar statute inapplicable to any acquisition proposal.

We are required to provide Energizer with prompt written notice of an acquisition proposal or any indication or inquiry that would reasonably be expected to lead to an acquisition proposal, any request for non-public information, and any inquiry or request for discussion or negotiation regarding an acquisition proposal, as well as to keep Energizer reasonably informed on a current basis of the status of any acquisition proposal, indication or request.

Notwithstanding the restrictions on solicitation set forth above, at any time prior to the adoption of the merger agreement by our stockholders, we may, subject to our Board of Directors determination (after consultation with outside legal counsel) that the failure to take any of the following actions is or would be inconsistent with its fiduciary duties under applicable law and to providing prior written notice to Energizer that our Board of Directors intends to take such action:

•       engage in negotiations or discussions with a third party that has made a superior proposal or an unsolicited bona fide acquisition proposal that our Board of Directors reasonably believes (after consultation with its financial advisor and outside legal counsel) is or will lead to a superior proposal;

•       furnish to such third party nonpublic information relating to the Company or any of our subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between Playtex and Energizer; provided that all such information (to the extent that it has not been previously provided or made available to Energizer) is provided or made available to Energizer prior to or substantially concurrently with the time it is provided or made available to the third party;

•       following the receipt of a superior proposal, fail to make, withdraw or modify in a manner adverse to Energizer or publicly propose to withdraw or modify in a manner adverse to Energizer the recommendation of our Board of Directors with respect to the merger agreement or the merger, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an acquisition proposal; and

•       terminate the merger agreement and enter into a definitive transaction agreement with respect to the superior proposal.

As set forth in the merger agreement, “acquisition proposal” means any offer or proposal relating to or any third party indication of interest in (A) any acquisition of 20% or more of the Company’s consolidated assets or over 20% of the equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender) or exchange offer that if consummated, would result in such party beneficially owning 20% or more of the Company’s equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate constitute more than 20% of the consolidated assets of the Company, or more than 20% of the Company’s consolidated assets, or (C) a merger, consolidation or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate constitute more than 20% of the consolidated assets of the Company; and “superior proposal” means an unsolicited written acquisition proposal that, if consummated, would result in such party acquiring, directly or indirectly, more than 50% of the voting power of the Company’s common stock or all or substantially all of the Company’s and its subsidiaries assets, taken as a whole, and which offer, in the good faith judgment of our Board of Directors (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (A) is more favorable from a financial point of view to our stockholders than the proposed merger with Energizer; (B) is reasonably capable of being completed, taking into account all financial, legal and regulatory and other aspects of such proposal; and (C) for which financing, if a cash transaction, whether in whole or in part, is then fully committed or reasonably determined to be available by our Board of Directors.

Other Covenants

Indemnification and Insurance

The merger agreement contains provisions relating to the indemnification of and insurance for Playtex’s directors and officers. Under the merger agreement, Energizer has agreed that for six years after the effective time of the merger, it will cause Playtex to indemnify and hold harmless Playtex’s present and former officers for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent provided under Delaware law or other applicable law or provided under Playtex’s certificate of incorporation and bylaws (in each case, as in effect as of the date of the merger agreement), subject to any limitation imposed under applicable law.

Under the merger agreement, Energizer has agreed that for a period of six years following the effective time of the merger, Energizer will cause Playtex to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the merger, covering each person covered as of the date of the merger agreement by Playtex’s officers’ and directors’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of the policy in effect on the date of the merger agreement; provided, however, that Playtex will not be obligated to pay an aggregate premium in excess of 300% of the amount per annum Playtex paid in its last full fiscal year; provided further, that if the annual premiums of such insurance coverage exceed such amount, Energizer or Playtex will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, at Energizer’s election, in lieu of providing the officers’ and directors’ liability insurance coverage contemplated above, Energizer or Playtex may purchase a non-cancelable “tail” coverage insurance policy under Playtex’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than provided by such insurance on the date of the merger agreement), which tail policy will be effective for a period from the effective time of the merger through and including the date six years from the effective time of the merger in respect of acts or omissions occurring prior to the effective time of the merger.

If Energizer or Playtex (i) consolidates with or merges into any other person and is not the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Energizer or Playtex, as the case may be, will assume the obligations described above.

Reasonable Best Efforts Covenant

Energizer and the Company have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement. The Company and Energizer agreed to make appropriate filings pursuant to any applicable competition laws, including a notification and report form pursuant to the HSR Act within ten business days of the date of the merger agreement and within fifteen business days any other filings required under foreign competition laws.

Other Foreign and Certain Other Regulatory Matters

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental and self-regulatory agencies and authorities, including those relating to the offer and sale of securities. Together with Energizer, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

Certain Other Covenants

The merger agreement contains additional mutual covenants, including covenants relating to cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third party consents and approvals, public announcements, further assurances, cooperation of the parties in the delisting of Playtex from the New York Stock Exchange and mutual notification of particular events.

Debt Tender

Pursuant to the merger agreement, we have agreed to take all such actions as reasonably requested by Energizer to commence offers to purchase our outstanding 8% Senior Secured Notes due 2011 and 9 3/8% Senior Subordinated Notes due 2011 on price terms and on other customary terms and conditions as specified by Energizer. The closing of the offers will be conditioned upon the satisfaction of the condition to closing, the merger and such other conditions as the parties mutually agree, and the parties will cause the purchases of the notes to occur at the effective time of the merger. The purchase of the notes pursuant to the debt tender offers will be consummated using funds provided by or at the direction of Energizer. Energizer also may request that, in addition to commencing such debt tender offers, we (i) instruct the trustees under the respective indentures concurrently with the closing of the merger to issue notices of redemption providing for the redemption on the then-earliest permitted redemption date of all of the outstanding notes pursuant to the applicable provisions of the indentures, or (ii) take any actions reasonably requested to facilitate the defeasance and/or satisfaction and discharge of the indentures and/or the notes as applicable, in accordance with the terms of the indenture governing such debt securities at the effective time of the merger.

Conditions to the Completion of the Merger

Mutual Closing Conditions

The obligations of each of Energizer and the Company to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following conditions:

•       adoption of the merger agreement and approval of the merger by our stockholders in accordance with Delaware law;

•       absence of legal prohibitions on completion of the merger; and

•       expiration or termination of any applicable waiting periods under the HSR Act and obtaining any other consent or approval required under foreign competition laws relating to the merger.

Additional Closing Conditions for the Benefit of Energizer and Merger Sub

The obligation of Energizer and Merger Sub to complete the merger is subject to the satisfaction or waiver at or before the effective time of the following additional conditions:

•       the Company shall have performed in all material respects its obligations required to be performed by it at or prior to the effective time of the merger; the representations and warranties of the Company shall be true and correct as of the date of the merger agreement and the effective time of the merger, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on the Company, provided that the representations and warranties relating to our corporate existence and power, our corporate authorization, and our capitalization, shall be true and correct in all material aspects at and as of the date of the merger agreement and the effective time of the merger as if made as of such date; and Energizer shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

•       there shall not have occurred and be continuing as of the effective time any event, occurrence or change that has had or would be reasonably expected to have a material adverse effect on the Company; and

•       absence of any action or proceeding by any governmental authority that seeks to prevent consummation of the merger, impose any limitation on Energizer’s right to control the Company and our subsidiaries, restrain or prohibit the Company’s or Energizer’s ownership or operation of the business or compel the Company or Energizer to dispose of or hold separate any portion of its business or assets.

Additional Closing Conditions for the Benefit of the Company

The obligation of the Company to complete the merger is subject to the satisfaction or waiver at or before the effective time of the following additional conditions: that Energizer and Merger Sub shall have performed in all material respects their respective obligations required to be performed by each at or prior to the effective time of the merger; the representations and warranties of Energizer shall be true and correct as of the date of the merger agreement and the effective time of the merger; and the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Energizer to the foregoing effect.

Employee Matters

Following the effective time of the merger until December 31, 2007, Energizer will provide to each individual who is employed by Playtex or our subsidiaries immediately prior to the effective time of the merger (other than those individuals covered by collective bargaining agreements) and who remain employed with Playtex, as the surviving corporation, or any of Energizer’s subsidiaries (such employees referred to in this proxy statement as “affected employees”) base salary and bonus opportunity no less than that provided to such affected employee immediately prior to the effective time of the merger. Until September 30, 2008, Energizer will use reasonable efforts to maintain such affected employee’s aggregate compensation. For a period of 12 months after the effective time, Energizer will cause to be provided to all affected employees, in the aggregate, employee benefits substantially comparable in the aggregate to the benefits provided to such affected employee under Playtex’s employee benefit plans immediately prior to the effective time of the merger, and from and after the date that is 12 months after the effective time of the merger, Energizer will provide each affected employee benefits as are generally made available to similarly situated employees of Energizer and its subsidiaries.

For the calendar year in which the effective time occurs, Energizer will cause to be paid to each affected employee his or her target bonus for such year, and cause to be paid to the Company’s tax-qualified profit-sharing plan (or credited to a non-qualified plan to the extent not permitted by the terms of such tax-qualified profit sharing plan or applicable law), on behalf of each affected employee who (i) completes a “year of service” (as defined in such tax-qualified profit sharing plan) during such calendar year, and (ii) is employed on December 15 of such calendar year (or who died, became totally and permanently disabled, or retired after age 65 or is involuntarily terminated without cause during such calendar year) a profit sharing contribution equal to 10% of base salary plus target bonus which is paid during a period in such calendar year subject to the terms and conditions of the tax-qualified profit sharing plan.

With respect to any employee benefit plan in which any such affected employee first becomes eligible to participate, on or after the effective time of the merger Energizer will: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements, (ii) provide credit towards any deductible or out-of-pocket expense maximum under any such plans for out-of-pocket amounts expended by such affected employee under the employee plans during the current calendar year, and (iii) recognize service of such affected employee accrued prior to the effective time of the merger for purposes of eligibility to participate and vesting.

For a more detailed description of other employee-related matters, see “The Merger—Interests of Playtex’s Directors and Executive Officers in the Merger,” beginning on page 36 of this proxy statement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by our stockholders, in any of the following ways:

(a)   by mutual written consent of Energizer and the Company,

(b)   by either Energizer or the Company if:

•        the merger has not been consummated on or before December 31, 2007, provided that neither Energizer nor the Company can terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur on or before such date;

•        there is a permanent legal prohibition to completing the merger; or

•        our stockholders fail to adopt the merger agreement and approve the merger.

(c)   by Energizer if:

•        our Board of Directors fails to make, withdraws or modifies in a manner adverse to Energizer its recommendation with respect to the merger agreement or the merger, or our Board of Directors fails to publicly confirm the prior board recommendation with respect to the merger agreement and the merger within ten business days of a written request made by Energizer following an acquisition proposal that it do so;

•        the Company’s breach of any representation or warranty or failure to perform any covenant under the merger agreement that would cause such condition to closing not to be satisfied and incapable of being satisfied by December 31, 2007; or

•        the Company willfully and materially breaches (1) the provisions of the merger agreement relating to (A) calling a stockholder meeting and submitting the merger agreement to its stockholders or (B) recommending approval of the merger by Playtex stockholders (subject to the exceptions discussed under “—Conduct of Business Pending the Merger—Special Meeting of Playtex’s Stockholders; Board of Director’s Recommendation” on page 52), or (2) the no solicitation provisions of the merger agreement (as discussed under “—Conduct of Business Pending the Merger—Restrictions on Solicitations,” on page 52).

(d)   by the Company if:

•        our Board of Directors authorizes the Company to enter into an agreement concerning a superior proposal and the Company (1) gives Energizer written notice of its intention to terminate the merger agreement and Energizer does not make within five business days of receipt of such notice an offer at least as favorable to the stockholders of Playtex as the superior proposal and (2) pays the applicable termination fee; or

•        Energizer’s or Merger Sub’s breach of any representation or warranty or failure to perform any covenant set forth in the merger agreement that would cause the condition to closing not to be satisfied and incapable of being satisfied by December 31, 2007.

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to confidentiality, termination fees and expenses, governing law, jurisdiction and waiver of jury trial, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees Payable by Playtex

We have agreed to pay Energizer a fee of $35 million if any of the following payment events occur:

•       Termination of the merger agreement by: (A) Energizer because (i) our Board of Directors fails to make, withdraws or modifies in a manner adverse to Energizer its recommendation with respect to the merger agreement or the merger, or our Board of Directors fails to publicly confirm the prior board recommendation with respect to the merger agreement and the merger within ten business days of a written request by Energizer to do so, or (ii) the Company willfully and materially breaches its obligations with respect to the stockholder meeting or the non-solicitation covenants; or (B) the Company because our Board of Directors authorizes the Company to enter into an agreement concerning a superior proposal and Energizer within five business days of receipt of notice of the Company’s intention to terminate the merger agreement does not make an offer at least as favorable to our stockholders as the superior proposal. Payment of the termination fee for any of these payment events must be made simultaneously with the occurrence of the event; or

•       Termination of the merger agreement by either Energizer or Playtex because (A) the merger has not been consummated on or before December 31, 2007 (if a vote of the stockholders to adopt the merger agreement and approve the merger has not been held prior to such termination) or (B) the Company’s stockholders fail to adopt the merger agreement and approve the merger, but only if, in either case, (i) prior to the stockholder meeting or December 31, 2007, as applicable, an acquisition proposal shall have been made and not publicly withdrawn and (ii) within 12 months following the date of such termination, Playtex shall have either entered into a definitive agreement to effect, or consummated, an acquisition proposal. For purposes of the description of this section of the merger agreement, each reference to 20% in the definition of “acquisition proposal” shall be deemed to be 50%.

If we fail promptly to pay any of the termination fees described above, we also agreed to pay any costs and expenses (including attorneys’ fees) incurred by Energizer or Merger Sub in connection with any legal enforcement action for payment that results in a judgment against us for payment of the termination fees described above with interest on any amount of the termination fee at a rate per annum equal to 3% over the prime rate in effect on the date such payment should have been made.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the effective time of the merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval of the merger agreement by our stockholders and without their further approval, no amendment or waiver that requires stockholder approval under Delaware law may be made.

STOCKHOLDER AGREEMENT

The following description summarizes the material provisions of the stockholder agreement and is qualified in its entirety by reference to the complete text of the stockholder agreement. The stockholder agreement included in this proxy statement as Appendix C contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

Voting Arrangements and Related Provisions

In connection with the execution of the merger agreement, certain directors, all of our executive officers and certain stockholders of the Company entered into a stockholder agreement with Energizer. These directors, executive officers and stockholders have agreed to vote (or cause to be voted) shares of our common stock (together representing approximately 9% of the outstanding shares of our common stock as of the record date) in favor of the adoption of the merger agreement, the approval of the merger and the consummation of the other transactions contemplated by the merger agreement, and approval of any other matter intended to facilitate the consummation of the transactions contemplated by the merger agreement.

Each of these stockholders also agreed to vote these shares of common stock held by that stockholder against the following actions:

•       any merger agreement, merger or other acquisition proposal (as described in “Terms of The Merger Agreement—Conduct of Business Pending the Merger—Restrictions on Solicitations” on page 52); and

•       any amendment to our Certificate of Incorporation or Bylaws or any other proposed action or transaction that would reasonably be expected to impede, prevent or delay the consummation of the merger or other transactions contemplated by the merger agreement, dilute in any material respect the benefits to Energizer of the merger and the other transactions contemplated by the merger agreement or change the voting rights of the common stock which we collectively refer to in this proxy statement as “frustrating transactions.”

In connection with the stockholder agreement, the stockholders further agreed not to:

•       transfer, pledge, assign tender or otherwise dispose of (including by gift), or consent to or permit any transfer of such shares of our common stock or interest therein or enter into any contract, option or other arrangement with respect to the transfer, pledge, assignment, tender or disposition of such shares of our common stock unless the transferee enters into an agreement with Energizer on terms substantially identical to the terms of the stockholder agreement;

•       enter into any voting arrangement, whether by proxy, voting agreement or otherwise in connection with, directly or indirectly, any acquisition proposal or frustating transaction;

•       solicit, initiate, or otherwise facilitate or encourage the submission of an acquisition proposal, enter into any agreement, engage in any discussions or negotiations with, furnish any information relating to the Company or our subsidiaries to, or otherwise cooperate with, assist, participate in, facilitate or encourage any efforts by a third party with respect to an acquisition proposal;

•       issue any press release or make any other public statement with respect to the merger agreement, the merger, the stockholder agreement or any of the transactions contemplated thereby, directly or indirectly, without the prior written consent of Energizer, except as may be required by applicable law

•       exercise or assert any rights of appraisal or dissent.

Each of the parties to the stockholder agreement has irrevocably granted to, and appointed Energizer and its designees in their respective capacities as officers or authorized representatives of Energizer and any individual who succeeds any of them, and each of them individually, and any individual designated in writing by any of them, as that party’s proxy and attorney-in-fact to vote, or grant a consent or approval with respect to, that party’s shares of our common stock which are subject to the stockholder agreement in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated therein and against any acquisition proposal or frustrating transaction. The proxy granted under the stockholder agreement is irrevocable.

Termination

The stockholder agreement generally terminates on the earlier of the effective time of the merger, the date of termination of the merger agreement or, at the option of any stockholder, any amendment, modification, change or waiver to the merger agreement subsequent to the date of the stockholder agreement that results in any decrease in the price to be paid per share for each share of our common stock.

Except for its deemed beneficial ownership of Playtex common stock as a result of the stockholder agreement, based on a Schedule 13D filed by Energizer with the SEC on July 23, 2007, Energizer does not own any shares of our common stock.

PROJECTED FINANCIAL INFORMATION AND SENSITIVITY ANALYSIS

We do not, as a matter of course, make public forecasts or projections as to future performance or financial data beyond the current fiscal year and are especially wary of making projections for extended earnings periods due to the inherent unpredictability of the underlying assumptions and estimates. However, in connection with the strategic alternatives review process, our management provided certain projections to Energizer, Party B and to Lehman Brothers, which projections were based on our management’s estimate of the Company’s future financial performance as of the date they were provided. We have included below the material portions of these projections to give our stockholders access to certain nonpublic information prepared for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that we, our Board of Directors, Lehman Brothers or Energizer considered, or now considers, this information to be a reliable prediction of actual future results, and such data should not be relied upon as such. Neither we nor any of our affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Playtex compared to the information contained in the projections, and none of them intends to provide any update or revision thereof.

Projected Financial Information

Management prepared two scenarios of projected financial data, which we refer to as the “Projected Financial Information.” The first scenario, which we refer to as the “Business Case,” reflects a preliminary forecast that was prepared in advance of our typical internal forecast schedule and did not reflect reserves that management typically includes to address risks relating to individual product categories. The Business Case was provided to Energizer and Party B, both of whom were advised that the forecasts were prepared ahead of the normal schedule and without the benefit of the full review process our management typically follows in connection with the preparation of financial forecasts. In addition, Energizer and Party B were advised that the Business Case did not reflect reserves typically included by management to address product category risks.

In preparing the second financial forecast scenario, which we refer to as the “Management Case,” management applied reserves to the Business Case designed to reflect risks relating to individual product categories. Both the Business Case and the Management Case were provided to our Board of Directors in connection with its consideration of the merger transaction with Energizer. The Management Case was also utilized by Lehman Brothers in connection with its analysis of the merger consideration.

Projections As Of May 2007 ($ in millions)

	2007(1)	2008	2009
Net Sales
Business Case	$808.2	$907.2	$1,023.5
Reserves	(10.0)	(20.0)	(40.0)
Management Case	$798.2	$887.2	$983.5
EBITDA(2)
Business Case	$155.9	$199.1	$255.0
Reserves	(5.0)	(10.0)	(20.0)
Management Case	$150.9	$189.1	$235.0

(1)    Includes the pro forma results for Hawaiian Tropic as if the transaction had occurred at the beginning of fiscal 2007.

(2)    EBITDA represents net income before interest, income taxes, depreciation and amortization, and excludes non-cash equity compensation and costs associated with the retirement of debt.

Sensitivity Analysis

Lehman Brothers, in preparing its analysis for our Board of Directors, also considered certain adjustments to the Management Case, including adjustments reflecting lower sales growth and margins, which assumptions were based upon guidance from management of the Company and incorporated by Lehman Brothers for purposes of its analysis. These adjusted forecasts, which we refer to as the “Sensitivity Case,” were also provided to our Board of Directors.

Sensitivity Case ($ in millions)

	2007	2008	2009
Net Sales	$798.2	$862.1	$931.0
EBITDA	$150.9	$176.0	$210.0

Cautionary Statement Regarding Projected Financial Information and Sensitivity Analysis

The Projected Financial Information and Sensitivity Case described above were not prepared with a view towards public disclosure or compliance with generally accepted accounting principles or with published guidelines of SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. Our independent registered public accounting firm, KPMG LLP, has neither examined nor compiled the projections or analysis and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report included in documents that are incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to these projections or analysis and should not be read to do so. Our internal financial forecasts (upon which the projections and analysis were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and business developments. The Projected Financial Information and Sensitivity Case also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, we cannot assure you that the projected results will be realized or that actual results will not be significantly higher or lower than projected. In addition, the projections and analysis do not consider the effect of the merger or any future combination of our business with the businesses conducted by Energizer.

Readers of this proxy statement are cautioned not to rely on the Projected Financial Information or Sensitivity Case. These projections and analysis are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The Projected Financial Information and Sensitivity Case are not guarantees of future performance and involve risks and uncertainties that may cause future financial results and stockholder value of Playtex to materially differ from those expressed in the Projected Financial Information or Sensitivity Case. Accordingly, we cannot assure you that the Projected Financial Information or Sensitivity Case will be realized or that the Company’s future financial results will not materially vary from the Projected Financial Information or Sensitivity Case. The Projected Financial Information and Sensitivity Case do not take into account the merger or any of the transactions contemplated by the merger agreement. We do not intend to update or revise the Projected Financial Information or Sensitivity Case. For a discussion of the risks and uncertainties that may be relevant to Playtex’s results, see “Cautionary Statement Regarding Forward-Looking Statements” on page 11.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “The Merger—Background of the Merger” beginning on page 17 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Playtex’s securities, election of Playtex’s directors or sale or other transfer of a material amount of Playtex’s assets (i) between Playtex or any of its affiliates, on the one hand, and Playtex, Energizer, Merger Sub, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of Playtex or (iii) between Playtex and its affiliates, on the one hand, and any person not affiliated with Playtex who would have a direct interest in such matters, on the other hand.

MARKETS AND MARKET PRICE

Our common stock trades on the New York Stock Exchange under the symbol “PYX.” As of August 15, 2007, there were 64,131,133 shares of common stock outstanding, held by approximately 216 stockholders of record.

The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on the New York Stock Exchange Composite Tape.

	High	Low
2005
First Quarter	$9.65	$7.34
Second Quarter	$11.01	$9.61
Third Quarter	$12.07	$9.86
Fourth Quarter	$15.44	$10.77
2006
First Quarter	$14.26	$10.09
Second Quarter	$11.96	$10.20
Third Quarter	$13.89	$9.43
Fourth Quarter	$15.00	$12.97
2007
First Quarter	$14.46	$13.26
Second Quarter	$15.81	$13.50
Third Quarter (through August 15, 2007)	$18.65	$14.48

On July 11, 2007, the last trading day before Playtex publicly announced the execution of the merger agreement, the high and low sale prices for Playtex common stock as reported on the New York Stock Exchange were $15.34 and $14.41 per share, respectively, and the closing sale price on that date was $15.21. On August 22, 2007, the last trading day before this proxy statement was printed, the closing price for our common stock on the New York Stock Exchange was $18.15.

Stockholders should obtain a current market quotation for Playtex common stock before making any decision with respect to the merger.

We currently intend to retain earnings to finance the growth and development of our business and do not anticipate paying cash dividends in the near future. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the completion of the merger. After the merger, Playtex will be a privately-held company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of Playtex common stock as of August 8, 2007 by (i) each stockholder we believe to own beneficially more than five percent of outstanding Playtex common stock (this data is based on their Schedules 13D or 13G filed with the SEC), (ii) each director, (iii) each of our Named Executive Officers (“NEOs”) employed as of August 8, 2007 and (iv) all our directors and executive officers as a group. Except as otherwise noted, and subject to the terms of the stockholder agreement, each person listed below, either alone or together with members of the person’s family sharing the same household, has sole voting and investment power over the shares listed opposite the person’s name.

	Number of Shares
	Beneficially Owned
	And Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percent
Harbinger Capital Partners Master Fund I, Ltd., et al.(2)	12,500,000	19.8%
FMR Corp(3)	4,488,856	7.1%
Energizer Holdings, Inc(4)	7,314,978	11.3%
Neil P. DeFeo(5)	1,381,598	2.2%
Herbert M. Baum(6)	6,181	*
Michael R. Eisenson(7)	4,696,575	7.4%
Ronald B. Gordon(6)	6,181	*
R. Jeffrey Harris(6)	29,434	*
C. Ann Merrifield(6)	39,434	*
Susan R. Nowakowski(6)	29,434	*
Douglas D. Wheat	11,434	*
Maureen Tart-Bezer	—	—
Nick White	11,684	*
Perry R. Beadon(6)	163,336	*
James S. Cook(6)	321,609	*
Kris J. Kelley(6)	299,619	*
Thomas M. Schultz(6)	93,167	*
All current directors, as of August 8, 2007, and executive officers as a group (18 persons)(8)	7,314,978	11.3%

*                    Indicates less than one percent.

(1)          Based on 63,056,738 shares of common stock outstanding (exclusive of 1,070,651 shares of restricted stock, which is not transferable and carries no voting rights). In computing the number of shares of Playtex common stock beneficially owned by a person and the percentage ownership of that person, shares of Playtex common stock subject to options held by that person that are currently exercisable or that may become exercisable within 60 days of August 8, 2007 are deemed outstanding.

(2)          Information contained in a Schedule 13D filed with the SEC on February 16, 2007 by Harbinger Capital Partners Master Fund I, Ltd. and certain of its affiliates and associates. Such filing indicates that (a) Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C. and HMC Investors, L.L.C. are the beneficial owners, with shared voting and dispositive power, of 8,303,200 shares, or 13.1%, of the shares of Playtex common stock outstanding, (b) Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC and HMC—New York Inc. are the beneficial owners, with shared voting and dispositive power, of 4,196,800 shares, or 6.6%, of the shares of Playtex common stock outstanding, (c) Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce are the beneficial owners, with shared voting and dispositive power, of 12,500,000 shares (i.e., all the shares in clauses (a) and (b) above), or 19.7%, of the shares of Playtex common stock outstanding. The address of Harbinger Capital Partners Master Fund I, Ltd. is Cayman Islands, c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland. The address of Harbinger Capital Partners Special Situations Fund, L.P., HMC—New York and Harbinger Capital Partners Special Situations Fund, G.P. LLC is HMC, New York, Inc.—New York, Philip Falcone—U.S.A., 555 Madison Avenue, 16th Floor, New York, New York 10002. The principal business address for each of Harbinger Management, HMC Investors, HMC, Raymond J. Harbert and Michael D. Luce is One Riverchase Parkway South, Birmingham, Alabama 35244.

(3)          Information contained in a Schedule 13G filed with the SEC on August 10, 2007, by FMR Corp. indicates that such shares were acquired solely for investment purposes. Such filing indicates that (a) FMR Corp. is the beneficial owner of 4,488,855 shares, or 7.1% of the shares of Playtex common stock outstanding; (b) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 3,911,155 shares, or 6.2%, of the shares of Playtex common stock outstanding, as a result of acting as investment adviser to various registered investment companies, (c) FMR Corp. and its chairman, Edward C. Johnson, 3d, through their control of Fidelity, each has sole power to dispose of, but not to vote, the said 3,911,155 shares, (d) members of the Johnson Family may be deemed to form a controlling group with respect to FMR Corp., (e) Pyramis Global Advisors L.L.C. (“PGALLC”), an indirect wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 179,000 shares, or .3%, of the shares of Playtex common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares, (f) Edward C. Johnson, 3d and FMR Corp., through their control of PGALLC, each has sole voting and dispositive power over the 179,000 shares beneficially owned by PGALLC, (g) Pyramis Global Advisor Trust Company (“PGATC”), a wholly-owned subsidiary of FMR Corp. and a bank as defined in the Exchange Act, is the beneficial owner of 392,000 shares, or .6%, of the shares of Playtex common stock outstanding as a result of its serving as investment manager of various institutional accounts, (h) Edward C. Johnson, 3d and FMR Corp., through their control of PGATC, each has sole dispositive power over 392,000 shares and sole power to vote or to direct the voting of 392,000 shares of Playtex common stock owned by the institutional accounts managed by PGATC, (i) Fidelity International Ltd. (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 6,700 shares, or .01%, of the shares of Playtex common stock outstanding, and (j) FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of the Exchange Act, and that they are not otherwise required to attribute to each other the beneficial ownership of securities of the other within the meaning of the Exchange Act. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109; Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

(4)          As a result of the stockholder agreement, Energizer may be deemed to be the beneficial owner of the shares listed in the table, which includes 1,908,552 shares underlying currently exercisable options. The shares listed opposite Energizer do not include 593,960 shares of restricted stock held by the other parties to the stockholder agreement nor 756,469 shares underlying options held by those parties that will vest more than 60 days from August 8, 2007. Under SEC provisions, those shares may also be deemed to be beneficially owned by Energizer. However, Energizer disclaims beneficial ownership of the shares listed in the table. The information in this footnote is derived from a Schedule 13D filed by Energizer with the SEC on July 23, 2007.

(5)          Includes 6,900 shares as to which Mr. DeFeo has shared voting power, and 1,020,948 shares underlying currently exercisable options.

(6)          Includes shares underlying currently exercisable options as follows: Mr. Baum, 3,600 shares; Mr. Gordon, 3,600 shares; Mr. Harris, 25,000 shares; Ms. Merrifield, 16,000 shares; Ms. Nowakowski, 25,000 shares; Mr. Beadon, 126,667 shares; Mr. Cook, 216,667 shares; Mr. Kelley, 226,668 shares and Mr. Schultz, 66,667 shares.

(7)          Represents 1,780,612 shares owned by Charlesbank Equity Fund II, Limited Partnership and 2,915,963 shares owned by Surplus Valentine, LLC, of which Charlesbank Equity Fund II, Limited Partnership is the General Partner. Mr. Eisenson is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, which is the successor to Harvard Private Capital Group, the investment advisor for Charlesbank Equity Fund II, Limited Partnership. While Mr. Eisenson has shared voting and investment power over the shares, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Charlesbank Equity Fund II, Limited Partnership. Surplus Valentine, LLC and Mr. Eisenson is c/o Charlesbank Capital Partners, LLC, 200 Clarendon Street, 54th Floor, Boston, Massachusetts 02116.

(8)          Includes 1,908,552 shares underlying currently exercisable options.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of Playtex stockholders. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed, Playtex will inform its stockholders, by press release or other means determined reasonable by Playtex, of the date by which stockholder proposals must be received by Playtex for inclusion in the proxy materials relating to Playtex’s 2008 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

Playtex files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about Playtex and will be made available for inspection and copying at Playtex’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by Playtex at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Playtex’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov. You can also inspect reports, proxy statements and other information about Playtex at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

A list of stockholders will be available for inspection by stockholders of record during business hours at Playtex’s corporate headquarters at 300 Nyala Farms Road, Westport, Connecticut, 06880, for ten days prior to the date of the special meeting and will also be available at the special meeting, and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournments thereof. The opinion of Lehman Brothers that the per share merger consideration is fair, from a financial point of view, a copy of which is attached to this proxy statement as Appendix B, will also be available for inspection and copying at the same address, upon written request by, and at the expense of, the interested stockholder.

The SEC allows Playtex to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Playtex may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Playtex files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

Playtex incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting, except for the documents, or portions thereof, that are “furnished” rather than filed. Playtex also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•       Playtex’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

•       Playtex’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007; and

•       Playtex’s Current Reports on Form 8-K filed with the SEC on April 19, 2007 and July 13, 2007.

Playtex undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Playtex Products, Inc.
300 Nyala Farms Road,
Westport, Connecticut, 06880
Telephone number: (203) 341-4000

You may also obtain documents incorporated by reference by requesting them by telephone from Georgeson Inc., our proxy solicitor, at (888) 605-7614. Documents should be requested by September 21, 2007 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

Energizer and Merger Sub have supplied, and Playtex has not independently verified, the information in this proxy statement relating to Energizer and Merger Sub.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such a proxy solicitation in such jurisdiction.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Playtex has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated August 27, 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Playtex will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of

July 12, 2007

among

ENERGIZER HOLDINGS, INC.,

ETKM, INC.

and

PLAYTEX PRODUCTS, INC.

TABLE OF CONTENTS(1)

(1)                               The Table of Contents is not a part of this Agreement.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 12, 2007 among ENERGIZER HOLDINGS, INC., a Missouri corporation (“Parent”), ETKM, INC., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”) and PLAYTEX PRODUCTS, INC., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Parent, and the directors, certain officers and certain stockholders of the Company entered into an agreement (the “Stockholder Agreement”) pursuant to which each director, certain officers and certain stockholders of the Company agreed to vote in favor of approval of this Agreement and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Stockholder Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01   Definitions.

(a)        As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 30, 2006 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 30, 2006.

“Company Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2006.

“Company Restricted Share” means each restricted share of Company Common Stock outstanding as of the Effective Time granted pursuant to any equity or compensation plan or arrangement of the Company.

“Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.

“Delaware Law” means the Delaware General Corporation Law.

“Environmental Law” means any Applicable Law, or any written agreement with any Governmental Authority, relating to (i) the control of any pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety, or (iv) the environment.

“Environmental Permits” means all permits, licenses, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, as to any Third Party, such Third Party’s liabilities for borrowed money, obligations under promissory notes, bonds, loan or credit agreements, indentures, or other evidence of indebtedness or other instruments providing for or relating to the lending of money, or under contracts relating to any interest rate, currency or commodity hedging, swaps, caps, floors, option agreements or derivative arrangements, capital lease obligations, any other liabilities accounted for as indebtedness under GAAP, and any commitments or contingent obligations of such Third Party guaranteeing (or in effect of guaranteeing) any indebtedness or other obligation of any other Third Party.

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means (i) with respect to the Company, the actual knowledge of the following officers of the Company:  Neil P. DeFeo, Kris J. Kelley, James S. Cook, Gary S. Cohen, Perry R. Beadon, Paul E. Yestrumskas, Gretchen R. Crist, Blair P. Hawley and Thomas M. Schultz and (ii) with respect to Parent, the actual knowledge of its executive officers.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other states of facts, developments, events, circumstances, conditions, occurrences or effects that have occurred prior to the date of determination is materially adverse to the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than any effect resulting from (A) the economy, political conditions or the financial markets in general (including any changes resulting from terrorist activities, war or other armed hostilities or other force majeure events), (B) general changes in the industries in which such Person and its Subsidiaries operate, (C) any changes (after the date hereof) in GAAP or Applicable Law, (D) the Company’s failure, in and of itself, to meet internal or published revenue or earnings projections, whether such projections are prepared by the Company or a Third Party (it being understood and agreed that the underlying change, event, occurrence or state of facts giving rise to such failure may constitute or contribute to a Material Adverse Effect), (E) any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective customers, suppliers or employees as a result of the announcement of this Agreement or the transactions contemplated hereby or (F) any failure to take any action as a result of the restrictions or other prohibitions set forth in this Agreement; provided that with respect to clauses (A), (B) and (C), such effect or change (x) does not specifically relate to (or have the effect of specifically relating to) such Person and its Subsidiaries and (y) is not disproportionately adverse to such Person and its Subsidiaries than to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
8% Notes	Section 6.07
9 3/8% Notes	Section 6.07
Action	Section 4.12
Adverse Recommendation Change	Section 6.03
Affected Employees	Section 7.05
Agreement	Preamble
Certificate	Section 2.02
Closing	Section 2.01
Closing Date	Section 2.01
Company	Preamble
Company Board Recommendation	Section 4.02
Company Material Contract	Section 4.17
Company Permits	Section 4.13
Company Preferred Stock	Section 4.05
Company Proxy Statement	Section 4.09
Company Restricted Stock Unit	Section 2.05
Company SEC Documents	Section 4.07
Company Securities	Section 4.05
Company Stockholder Approval	Section 4.02
Company Stockholder Meeting	Section 6.02
Company Stock Option	Section 2.05
Company Subsidiary Securities	Section 4.06
Confidentiality Agreement	Section 6.04
Dissenting Shares	Section 2.04
Effective Time	Section 2.01
Employee Plans	Section 4.16
End Date	Section 10.01
Exchange Agent	Section 2.03
Foreign Competition Laws	Section 4.03
Indemnified Person	Section 7.04

Indentures	Section 6.07
internal controls	Section 4.07
Merger	Section 2.01
Merger Consideration	Section 2.02
Merger Subsidiary	Preamble
New Company Plans	Section 7.05
Notes	Section 6.07
NYSE	Section 4.07
Offers	Section 6.07
Owned Real Property	Section 4.25
Parent	Preamble
Payment Event	Section 11.04
Representatives	Section 6.03
Required Governmental Authorizations	Section 4.03
Stockholder Agreement	Preamble
Superior Proposal	Section 6.03
Surviving Corporation	Section 2.01
Tax	Section 4.15
Taxing Authority	Section 4.15
Tax Return	Section 4.15
Tax Sharing Agreements	Section 4.15
Termination Fee	Section 11.04(b)
Uncertificated Share	Section 2.02

Section 1.02   Other Definitional and Interpretative Provisions.   The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “delivered,” “made available,” “furnished,” “provided” and words of like import used in this Agreement shall be deemed to include posting such information prior to 9:00 a.m. Central Time on the day, the date of which is two days prior to the date hereof, on the Company’s electronic data site located at https://datasite.merrillcorp.com, and the inclusion of such information in a document filed with the SEC prior to 9:00 a.m. Central Time on the day, the date of which is two days prior to the date hereof; provided however, that such words and words of like import used in this Agreement shall not be deemed to include information that (i) has not been posted on such data site or included in a document filed with the SEC as contemplated above or (ii) has not been actually delivered or otherwise specifically made available to Parent or one of its Representatives prior to the date hereof.

Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements, to the extent material, must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2
The Merger

Section 2.01   The Merger.

(a)        At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)        Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in St. Louis, Missouri at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c)        Upon the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as permitted by Delaware Law as Parent and the Company shall agree and shall be specified in the certificate of merger).

(d)        From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02   Conversion of Shares.   At the Effective Time:

(a)        except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Common Stock (including each Company Restricted Share) outstanding immediately prior to the Effective Time shall be converted into the right to receive $18.30 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (i) each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (ii) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration.

(b)        each share of Company Common Stock held by the Company or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c)        each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03   Surrender and Payment.

(a)        Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates or Uncertificated Shares for the Merger Consideration. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section through the Exchange Agent, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.02(a). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions as Parent may reasonably specify and which shall be reasonably acceptable to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)        Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)        The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this Article 2.

(e)        Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the

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Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of Delaware Law (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.02(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.02(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other instruments served pursuant to Delaware Law received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.05   Stock Options and Other Equity Awards.

(a)        At or immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock under any employee stock option or compensation plan or arrangement of the Company (each, a “Company Stock Option”), whether or not exercisable or vested, shall be canceled, and the Company shall pay each holder of any such option at or promptly after, but in no event later than sixty (60) days after, the Effective Time for each such Company Stock Option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b)        At or immediately prior to the Effective Time, each outstanding Company Restricted Share shall vest and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.02(a).

(c)        At or immediately prior to the Effective Time, each outstanding restricted stock unit award representing the right to receive shares of Company Common Stock granted pursuant to any equity or compensation plan or arrangement of the Company (each, a “Company Restricted Stock Unit”) shall vest and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled, and the Company shall pay each holder of any such Company Restricted Stock Unit at or promptly after, but in no event later than sixty (60) days after, the Effective Time for each such Company Restricted Stock Unit surrendered an amount in cash determined by multiplying (i) the Merger

Consideration by (ii) the number of units covered by such Company Restricted Stock Unit that have not been settled or paid immediately prior to the Effective Time.

(d)        As of the Effective Time, each outstanding share of Company “phantom” stock shall become free of any restrictions, and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.02(a).

(e)        Prior to the Effective Time, the Company shall obtain any consents from holders of Company Stock Options and Company Restricted Stock Units and make any amendments to the terms of such equity or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.05 and to ensure compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any Company Stock Option or Company Restricted Stock Unit until such necessary consents are obtained.

Section 2.06   Adjustments.   If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.07   Withholding Rights.   Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts and duly pays over such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Option, Company Restricted Share or Company Restricted Stock Unit in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.08   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.01   Articles of Incorporation.   The articles of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02   Bylaws.   The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03   Directors and Officers.   From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

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Article 4
Representations and Warranties of the Company

The Company represents and warrants to Parent that:

Section 4.01   Corporate Existence and Power.   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02   Corporate Authorization.

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock for the adoption of this Agreement and approval of the Merger is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)        At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously declared this Agreement and the transactions contemplated hereby advisable, fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) unanimously resolved to recommend adoption of this Agreement and approval of the Merger by the Company’s stockholders (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for adoption.

Section 4.03   Governmental Authorization.   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and filings under the competition and foreign investments laws and regulations of any jurisdiction outside the United States (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with applicable requirements of the NYSE, if any (the consents, approvals orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) through (iv) above, the “Required Governmental Authorizations”) and (v) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

Section 4.04   Non-contravention.   The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not

(i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and in the case of clause (iii), except as set forth on Section 4.04 of the Company Disclosure Schedule.

Section 4.05   Capitalization.

(a)        The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of Preferred Stock, par value $.01 per share (“Company Preferred Stock”). As of June 30, 2007, there were outstanding (i) 64,021,915 shares of Company Common Stock (of which of an aggregate of 1,070,561 shares are Company Restricted Shares), (ii) no shares of Company Preferred Stock, (iii) employee stock options to purchase an aggregate of 5,063,767 shares of Company Common Stock (of which options to purchase an aggregate of 3,900,932 shares of Company Common Stock were exercisable), (iv) Company Restricted Stock Units covering 43,476 shares of Company Common Stock, and (v) 10,200 shares of “phantom” stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock award or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of (i) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto and (ii) all outstanding Company Restricted Shares and Company Restricted Stock Units, including with respect to each such share and unit the holder, date of grant and vesting schedule.

(b)        Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, there are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 or as set forth on Section 4.05(b) of the Company Disclosure Schedule and for changes since June 30, 2007 resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). Except as set forth in

Section 4.05(b) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date of this Agreement, no Person or group beneficially owns 5% or more of the Company’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the 1934 Act.

(c)        As of June 30, 2007, the amount of outstanding Indebtedness of the Company and its Subsidiaries does not exceed $682,000,000 in the aggregate.

Section 4.06   Subsidiaries.

(a)        Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.06(a) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company together with the federal employer identification number of each such Subsidiary.

(b)        Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 4.07   SEC Filings and the Sarbanes-Oxley Act.

(a)        The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since December 31, 2005 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)        As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)        Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        The Company has complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”).

(f)         The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(g)        The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2005.

(h)        There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i)         Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j)         Section 4.07(j) of the Company Disclosure Schedule describes, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since December 30, 2006.

(k)        Since December 30, 2006, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 4.08   Financial Statements.   The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09   Disclosure Documents.   The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10   Absence of Certain Changes.   Except as set forth on Section 4.10 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been (i) any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of subsections (e), (f), (h), (k), (l), (n), (o) and (p) of Section 6.01.

Section 4.11   No Undisclosed Material Liabilities.   There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12   Litigation.   Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date of this Agreement or as set forth on Section 4.12 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) (each an “Action”) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, an adverse economic impact on the Company in excess of $1,000,000 or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an adverse economic impact on the Company in excess of $1,000,000.

Section 4.13   Compliance with Applicable Laws.   Except as set forth on Section 4.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and to the knowledge of the Company has not been threatened to be charged with or given written notice or other written communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, an adverse economic impact on the Company in excess of $1,000,000. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, an adverse economic impact on the Company in excess of $1,000,000.

Section 4.14   Material Contracts.

(a)        Section 4.14(a) of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i)         any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries of more than $1,000,000 on an annual basis or $2,000,000 in the aggregate (other than any customary purchase orders or sales orders made in the ordinary course of business consistent with past practices);

(ii)       any material sales agency, sales representation, distributorship or franchise agreement;

(iii)      any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $1,000,000 on an annual basis or $2,000,000 in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;

(iv)       promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $1,000,000;

(v)        any Contract involving more than $100,000 which relates to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or derivative arrangements;

(vi)       any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(vii)     any collective bargaining agreements;

(viii)    any material joint venture, profit sharing, partnership agreements or other similar agreements;

(ix)       any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(x)        any material Contract with a Governmental Authority (other than any Contract entered into in the ordinary course of business consistent with past practices);

(xi)       all leases or subleases for real or personal property involving annual expense in excess of $1,000,000 and not cancelable by the Company (without premium or penalty) within 12 months;

(xii)     any Contract granting any license to Intellectual Property (other than trademarks and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to the Company or any of its Subsidiaries, of more than $1,000,000 on an annual basis;

(xiii)    any Contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

(xiv)     all confidentiality agreements (other than in the ordinary course of business) or agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) or agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements);

(xv)      any material Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person or under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person;

(xvi)     any material Contracts or other transactions with any (A) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the twenty most highly compensated employees of the Company and its Subsidiaries); (B) record or beneficial owner of five percent or more of the voting securities of Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and

(xvii)   any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC, or that is otherwise material to the Company and its Subsidiaries, taken as whole.

(b)        Other than confidentiality agreements which by their terms prevent the Company from disclosing to third parties, the Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 4.14(a) of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Company Material Contracts are valid and binding on the Company and in full force and effect (except those which are canceled, rescinded or terminated after the date of this Agreement in accordance with their terms and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate, in whole or part, any of the same has been served (nor, to the knowledge of the Company, has there been any indication that any such notice of termination will be served). Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract except for such instances of default or breach that would not be reasonably likely to result in a Material Adverse Effect on the Company.

Section 4.15   Taxes.   Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, or as otherwise set forth in Section 4.15 of the Company Disclosure Schedule:

(a)        All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis, and all such Tax Returns are, true, correct and complete in all material respects.

(b)        The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c)        To the Company’s knowledge, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(d)        During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e)        The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under Applicable Law.

(f)         Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify such Person.

(g)        Section 4.15(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns. Neither the Company nor any Subsidiary has a permanent establishment in any foreign country.

(h)        Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2).

(i)         The Company and each of its Subsidiaries have materially complied with all reporting and recordkeeping requirements under Section 6038A of the Code.

(j)         Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany item under Treasury Regulation section 1.1502-13, or (v) other similar items.

(k)        Neither the Company nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material affect in a post-Closing period.

(l)         There is no power of attorney granted by the Company or any Subsidiary relating to Tax that is currently in place.

(m)      “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), any liability for any of the foregoing as transferee, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of another Person. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section   4.16         Employees and Employee Benefit Plans.

(a)        Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other form of benefits which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee, director or former employee or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

(b)        With respect to each Employee Plan which is subject to the provisions of Title IV of ERISA in which the Company participates or has participated, (i) no accumulated funding deficiency, if applicable, within the meaning of ERISA Section 302 or Code Section 412 has been incurred, whether or not waived; (ii) the Company does not have any liability (A) for any lien imposed under ERISA Section 302(f) or Code Section 412(n), (B) for any interest payments required under ERISA Section 302 (e) or Code Section 412(m), (C) for any excise tax imposed by Code Sections 4971, 4972, or 4979, or (D) for any minimum funding contributions under ERISA Section 302(c)(11) or Code Section 412(c)(11); (iii) the Company has not withdrawn from any such Employee Plan during a plan year in which it was a “substantial employer” (as defined in ERISA Section 4001(a)(2)); (iv) the PBGC has not instituted proceedings or threatened to institute proceedings to terminate any such Employee Plan; (v) no other event or condition has occurred that might constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any such Employee Plan; (vi) all required premium payments to the PBGC have been paid when due; (vii) no “reportable event” (as described in ERISA Section 4043 and the regulations thereunder) has occurred or will occur by virtue of the consummation of the transaction contemplated by this Agreement except for a reportable event for which the notice requirement has been waived by the PBGC; and (viii) the present value of all “benefit liabilities” (whether or not vested) (as defined in ERISA Section 4001(a)(16)) under each such Employee Plan did not exceed as of the most recent Employee Plan actuarial valuation date, the then current value of the assets of such Employee Plan as determined pursuant to Code Section 412. For purposes of determining the present value of benefit liabilities under any such Employee Plan, the actuarial assumptions and methods used under such Employee Plan for the most recent Employee Plan actuarial valuation shall be used.

(c)        Within the last six (6) years, the Company has not made any contributions to any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)), the Company has not been a member of a controlled group which contributed to any such plan, and the Company has not been under common control with an employer which contributed to any such plan.

(d)        Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. To the knowledge of the Company, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Employee Plan which provides “nonqualified deferred compensation” as defined in Code Section 409A has been operated since January 1, 2005, in reasonable good faith compliance with the requirements of Code Section 409A. All contributions to the Employee Plans have been made on a timely basis in accordance with ERISA and the Code, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)        Except with respect to agreements, arrangements or other instruments listed on Section 4.16(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. Except with respect to agreements, arrangements or other instruments listed on Section 4.16(e) of the Company Disclosure Schedule, there is no Contract or plan (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 4.16(e) of the Company Disclosure Schedule lists all agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement.

(f)         Except with respect to agreements, arrangements or other instruments listed on Section 4.16(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g)        There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 30, 2006. Except with respect to agreements, arrangements or other instruments listed on Section 4.16(g) of the Company Disclosure Schedule, no condition exists that would prevent the Company from amending or terminating any Employee Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(h)        There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(i)         The Company and its Subsidiaries have complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(j)         Except as set forth in Section 4.16(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition: (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board; and (iv) there are no grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(k)        Except as set forth on Section 4.16(k) of the Company Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 4.17   Intellectual Property.   Section 4.17 of the Company Disclosure Schedule contains a true and complete list of all patents, patent applications, trademark and service mark registrations and applications and copyright registrations and applications owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries for use in their businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 4.17 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and neither the Company nor any of its Subsidiaries has received any written notice or other communication, or otherwise has knowledge of any information that would render or indicate that such Intellectual Property is or may be invalid or unenforceable; (ii) neither Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries, in each case subject to reasonable and appropriate confidentiality efforts under the circumstances; and (vii) neither the Company nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any third party and no third party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for any third party Intellectual Property.

Section 4.18   Information Technology.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 4.18 of the Company Disclosure Schedule, (i) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (ii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.19   Properties.   Except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Lien; (ii) with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property is valid, binding, enforceable on the Company (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date of this Agreement, materially impair the consummation of the transactions contemplated by this Agreement; and (iii) all buildings, structures, fixtures and improvements included within the Owned Real Property or Leased Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Section 4.19 of the Company Disclosure Schedule contains a true and complete list of all Owned Real Property or Leased Real Property.

Section 4.20   Assets.   Except as set forth in Section 4.20 of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Liens that would not have a Material Adverse Effect on the Company.

Section 4.21   Environmental Matters.   (a) Except as set forth on Section 4.21 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and for the last ten years have been in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; (iv) there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into any property or facility now or previously owned or leased by the Company or any of its Subsidiaries or into the environment surrounding any now or previously owned property or facility of any Hazardous Substance; (v) during the term of Company’s or any Subsidiary’s ownership or operation of any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, there are and have been no asbestos fibers or materials or polychlorinated biphenyls or underground storage tanks or related piping on or beneath any facility or property now or previously owned or leased by the Company or any of its Subsidiaries; and (vi) no material expenditure will be required in order for the Parent or Merger Subsidiary to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Surviving Corporation or any facility or property now owned or operated by the Company in a manner consistent with the current operation thereof by the Company.

(b)        There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge that identifies an issue or issues which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent prior to the date of this Agreement.

(c)        For purposes of this Section, the terms “Company” and “Subsidiaries” shall include any entity that is or was a predecessor of the Company or any of its Subsidiaries.

Section 4.22   Antitakeover Statutes.   The Company has taken all action necessary to render inapplicable to this Agreement, the Stockholder Agreement, the Merger, the other transactions contemplated by this Agreement and the Stockholder Agreement and compliance with the terms hereof and thereof, the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) set forth in Section 203 of Delaware Law to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Stockholder Agreement, the Merger, the other transactions contemplated hereby and thereby or compliance with the terms of this Agreement and the Stockholder Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Stockholder Agreement, the Merger, the other transactions contemplated hereby and thereby or compliance with the terms hereof or thereof. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Stockholder Agreement or any of the transactions contemplated hereby or thereby.

Section 4.23   Foreign Operations and Export Control.   The Company, each of its Subsidiaries, and each officer, director, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, has at all times since January 1, 2004 acted, except for failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a)        pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local law and the nature of the Company’s or a Subsidiary’s activities in such jurisdictions;

(b)        in compliance with all applicable foreign laws, including without limitation laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(c)        without notice of violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;

(d)        without notice of violation of and, except as has been disclosed to Parent, in compliance with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States, the European Union and member states thereof, and any other jurisdiction in which the Company or any of its Subsidiaries is established or from which it exports or reexports, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without notice of violation of and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders;

(e)        without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; and

(f)         without notice of violation of and in compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders.

Section 4.24   Opinion of Financial Advisor.   The Company has received the opinion of Lehman Brothers Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.25   Finders’ Fees.   Except for Lehman Brothers Inc., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01   Corporate Existence and Power.   Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

Section 5.02   Corporate Authorization.   The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03   Governmental Authorization.   The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations and (ii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 5.04   Non-contravention.   The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 5.05   Disclosure Documents.   None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06   Financing.   Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Merger Consideration pursuant to Section 2.02(a).

Section 5.07   Finders’ Fees.   Except for Banc of America Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.08   No Ownership of Stock of the Company.   None of Parent or any of its Subsidiaries beneficially own as of the date of this Agreement any shares of Company Common Stock, and none of Parent or any of its Subsidiaries is, or has ever been deemed to be, an “interested stockholder” of the Company for purposes of Delaware Law.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01   Conduct of the Company.   From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with all material Applicable Laws and all material governmental authorizations, and use its commercially reasonable efforts to preserve intact its present business organization, maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, or with Parent’s prior written consent which shall not unreasonably be withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)        amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)        (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries or pursuant to the terms of any Employee Plan or Company Material Contract), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options in connection with the exercise thereof;

(c)        (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or upon the lapse of restrictions on restricted stock unit awards, in each case that are outstanding on the date of this Agreement in accordance with the terms of those options or awards on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)        incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the fiscal year 2007, which capital expenditure budget has been made available to Parent prior to the date of this Agreement, (ii) those contemplated by the monthly capital spending summaries for the fiscal year 2007, which monthly capital spending summaries have been made available to Parent prior to the date of this Agreement, and (iii) any other unbudgeted capital expenditures relating to the fiscal year 2007, not to exceed, in the aggregate, 10% of the aggregate budgeted amount for such fiscal year;

(e)        (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f)         sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $1,000,000 in the aggregate;

(g)        create or incur any Lien on any material asset other than any immaterial Lien incurred in the ordinary course of business consistent with past practices;

(h)        make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

(i)         create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business on terms consistent with past practices, provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium;

(j)         (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than (except with respect to any Contract that would have been a Company Material Contract pursuant to clause (xiii) of Section 4.14) in the ordinary course consistent with past practices or (ii) terminate or amend in any material respect any such Contract or any Company Material Contract or waive any material right thereunder;

(k)        terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit except in the ordinary course of business consistent with past practices;

(l)         except as required by Applicable Law or pursuant to existing Employee Plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or non-executive employees;

(m)      make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants;

(n)        settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or involving a payment by the Company or its Subsidiaries in excess of $1,000,000, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(o)        make any assignment or grant any license with respect to Intellectual Property owned by or exclusively licensed to the Company other than non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practices or take any action or omit to take any action that would reasonably be expected to cause any Intellectual Property owned by or exclusively licensed to the Company and used or held for use in its business to become invalidated, abandoned or dedicated to the public domain outside the ordinary course of business;

(p)        fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonably comparable cost to the extent available;

(q)        except as expressly permitted hereunder, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing beyond the End Date;

(r)        except as required by Applicable Law, (i) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (ii) settle or resolve any material Tax controversy;

(s)        enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property except in the ordinary course of business consistent with past practices; or

(t)         agree, resolve or commit to do any of the foregoing.

Section 6.02   Stockholder Meeting; Proxy Material.   Subject to Section 6.03(b), the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the approval of the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend adoption of this Agreement and approval of the Merger by the Company’s stockholders. In connection with such meeting, subject to Section 6.03(b), the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Subject to the right of the Company to terminate this Agreement in accordance with the provisions of Section 10.01(d), this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting as soon as reasonably practicable whether or not (i) an Adverse Recommendation Change shall have occurred or (ii) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

Section 6.03   No Solicitation; Other Offers.   (a) Subject to Section 6.03(b), the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its commercially reasonable efforts to cause its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

(b)        Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Company’s stockholders (and in no event after the adoption of this Agreement by the Company’s stockholders), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, or may cause the Company to, subject to compliance with Section 6.03(a), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) is, or will lead to, a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party), (iii) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change, and (iv) terminate this Agreement pursuant to Section 10.01(d), but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that the failure to take such action is inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with requirements of Rule 14e-2(a) and Rule 14d-9 under the 1934 Act, with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.

(c)        The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is reasonably likely to make an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that is reasonably likely to make or has made an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal that, if consummated, would result in the person making such Acquisition Proposal (or in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including the ability of the parties thereto to consummate the transactions contemplated thereby and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)); (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal; and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04   Access to Information; Confidentiality.   From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated as of May 9, 2007, between Parent and the Company (the “Confidentiality Agreement”). No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Neither the Company nor any of its Subsidiaries shall be obligated to provide access to, or to disclose, any information to Parent if the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or violate any Applicable Law. All requests for information made pursuant to this Section 6.04 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

Section 6.05   Tax Matters.

(a)        Except as set forth on Section 6.01 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries.

(b)        On or prior to the Effective Time, the Company and each of its Subsidiaries will terminate or cause to be terminated any power of attorney currently in place relating to Taxes.

(c)        The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

Section 6.06   Stockholder Litigation.   The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent (not to be unreasonably withheld, delayed or conditioned).

Section 6.07   Refinancing of Company Notes.

(a)        As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall take such actions as shall be reasonably requested by Parent to commence offers to purchase (the “Offers”) any and all of the Company’s outstanding 8% Notes due 2011 (the “8% Notes”) and 9 3/8% Noted due 2011 (the “9 3/8% Notes”, and together with the 8% Notes, the “Notes”) on price terms and on other customary terms and conditions as shall be specified by Parent, and shall retain a dealer manager and other advisors in connection with the Offers as shall be requested by the Parent, all subject to the approval of the Company (which approval will not unreasonably be withheld). The closing of the Offers shall be conditioned upon the satisfaction of specified conditions to the Closing and such other conditions agreed upon by Parent and the Company, and the parties shall cause the purchases of the Notes pursuant to the Offers to occur on the Closing Date. The purchases of the Notes pursuant to the Offers shall be consummated using funds provided by or at the direction of Parent. Subject to the preceding sentence, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with and to effect the purchase of the Notes pursuant to the Offers; provided, that Parent acknowledges that any determination whether to tender the Notes in the Offers will be made by the holders of the Notes, and the level of acceptance of the Offers shall not affect the obligations of the parties to proceed with the Closing hereunder. Parent shall provide (or cause to be provided) immediately available funds to the Company for the full payment of all the Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Offers.

(b)        If requested by Parent in writing on a timely basis, in addition to commencing Offers for the Notes, the Company shall, to the extent permitted by the Notes and the indentures governing each series of Notes (the “Indentures”), (i) instruct the trustees under the respective Indentures (the “Trustees”) concurrently with the Closing to issue notices of redemption providing for the redemption on the then earliest permitted redemption date of all of the outstanding Notes pursuant to the applicable provisions of the Indentures or (ii) take any actions reasonably requested by Parent to facilitate the defeasance and/or satisfaction and discharge of the Indentures and/or the Notes pursuant to the applicable sections of the Indentures at the Effective Time; provided that prior to the Company being required to make any irrevocable commitment with respect to the actions described in clause (i) or (ii) above, Parent shall have, or shall have caused to be, deposited with the Trustees sufficient funds to effect such redemption, defeasance and/or satisfaction and discharge. The redemption, defeasance and satisfaction and discharge of the Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Notes. The Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of the Notes.

(c)        If this Agreement is terminated other than pursuant to Section 10.01(c)(i), Section 10.01(c)(ii) (but only to the extent resulting from a willful breach or a willful failure by the Company), Section 10.01(c)(iii) or Section 10.01(d)(i), then Parent shall, upon request by the Company, reimburse the Company within two (2) Business Days for all reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of the Company to the extent resulting from its compliance with this Section 6.07; provided, that, to the extent Parent has reimbursed the Company for such fees and expenses, if a Payment Event relating to a termination of this Agreement pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) occurs, in addition to the Termination Fee then due, the Company shall, within two (2) Business Days of such Payment Event, repay Parent an amount equal to such reimbursement.

(d)        It is the intent of the parties that to the extent Parent requests the Company to make the Offers and effect a Discharge of the Notes, the closing of the Offers and the Discharge of the Notes, if any, would occur on the Closing Date immediately prior to the Effective Time, and that no Notes will be accepted pursuant to the Offers and no Discharge of the Notes shall occur unless the conditions to the Closing have been satisfied and the parties are prepared to proceed with the Closing. In connection with any funding by Parent of the closing of the Offers or of the Discharge of the Notes as contemplated above, the Company shall issue a promissory note to Parent or its designee relating to the repayment of such funds, in form reasonably satisfactory to Parent, which shall include the following terms:

(i)         Such note shall bear interest, payable monthly in arrears, at applicable 30-day Libor, plus the Interest Rate Spread. “Libor” shall mean the rate for deposits of U.S. dollars for 30 days which appears on the Bloomberg Screen BTTM Page under the heading “LIBOR FIX BBAM <GO>“ as of 11 am, London time, on the second business day preceding the start of each such 30-day period (or successor index if such rate is not published). The “Interest Rate Spread” shall be 250 basis points.

(ii)       Such note shall require the Company to use reasonable commercial efforts to refinance and redeem the note in full as promptly as shall be practicable, and in any event not later than 180 days following the date of the funding under the note.

(iii)      The principal of such note may be prepaid in whole or in part at any time without penalty or premium, but with accrued and unpaid interest on the portion being prepaid.

ARTICLE 7
Covenants of Parent

Parent agrees that:

Section 7.01   Conduct of Parent.   From the date of this Agreement until the Effective Time, except with the Company’s prior written consent, Parent shall not take any action that would make any representation or warranty of the Parent hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing.

Section 7.02   Obligations of Merger Subsidiary.   Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03   Voting of Shares.   Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04   Director and Officer Liability.   Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)        For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)        For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided that, in satisfying its obligation to provide such insurance coverage, the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, at Parent’s election, in lieu of providing the officers’ and directors’ liability insurance coverage contemplated above, Parent or the Surviving Corporation may purchase a non-cancelable “tail” coverage insurance policy under the Company’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than provided by such insurance in effect on the date hereof), which tail policy shall be effective for a period from the Effective Time through and including the date six years from the Closing Date, covering each Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time.

(c)        If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(d)        The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. The Indemnified Persons to whom this Section 7.04 applies shall be third party beneficiaries of this Section 7.04. The provisions of this Section 7.04 are intended to survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her successors, heirs or representatives.

Section 7.05   Employee Matters.

(a)        For the period commencing with the Effective Time and ending December 31, 2007, Parent shall cause to be provided, to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time (other than those individuals covered by collective bargaining agreements) and who remain employed with the Surviving Corporation or any of Parent’s Subsidiaries (each an “Affected Employee”), base salary and bonus opportunity no less than that provided to such Affected Employee immediately prior to the Effective Time, and until September 30, 2008, with respect to such Affected Employee, Parent shall use reasonable efforts to maintain such Affected Employee’s aggregate compensation. For the period ending not earlier than twelve (12) months after the Effective Time, Parent shall cause to be provided, to Affected Employees, in the aggregate, employee benefits substantially comparable in the aggregate (except as noted below) to the benefits, including without limitation severance benefits, provided to the Affected Employees under the Employee Plans immediately prior to the Effective Time, and after such period, the benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries. Notwithstanding the foregoing, for the calendar year in which the Effective Time occurs, Parent shall (x) cause to be paid to each Affected Employee his or her target bonus for such year, and (y) cause to be made to the Company’s tax-qualified profit sharing plan (or credited to a non-qualified plan to the extent not permitted by the terms of such tax-qualified profit sharing plan or applicable law), on behalf of each Affected Employee who (i) completes a “Year of Service” (as defined in such tax-qualified profit sharing plan) during such calendar year and (ii) is employed on December 15 of such calendar year (or who died, became totally and permanently disabled, or retired after age 65 or is involuntarily terminated without cause during such calendar year) a profit sharing contribution equal to 10% of base salary plus target bonus which is paid during a period in such calendar year when the Affected Employee is an “Active Participant” under such tax-qualified profit sharing plan. Immediately before the Effective Time, the Company shall cause the tax-qualified profit sharing plan to be amended (in a manner acceptable to Parent) to reflect the obligation described herein. No provision herein is intended to confer upon any employee rights as a third-party beneficiary hereunder or to act as an amendment to any Employee Plan.

(b)        With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time; (ii) provide credit towards any deductible or out of pocket expense maximum under any health and welfare New Company Plans for out of pocket amounts expended by the Affected Employee under the Employee Plans during the current calendar year; and (iii) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate and vesting (but not for the purposes of benefit accrual) under any New Company Plan in which such Affected Employees may be eligible to participate after the Effective Time; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01   Reasonable Best Efforts.   (a)  Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents to consummate the transactions contemplated by this Agreement, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b)        In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent and Company will file as promptly as practicable, and in any event within fifteen Business Days, any filings that may be required or deemed prudent by Parent in consultation with the Company to file under any Foreign Competition Laws. Parent shall pay any and all fees in connection with the filing pursuant to the HSR Act and any filings required under any Foreign Competition Laws.

Section 8.02   Certain Filings.   (a)  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)        Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before it (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

Section 8.03   Public Announcements.   Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04   Stock Exchange De-listing.   Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.05   Further Assurances.   At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06   Notices of Certain Events.   Each of the Company and Parent shall promptly notify the other of:

(a)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)        any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d)        any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Section 9.02(a), Section 9.02(c) or Section 9.03 not to be satisfied; and

(e)        any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01   Conditions to the Obligations of Each Party.   The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)        the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)        no Applicable Law shall prohibit the consummation of the Merger; and

(c)        any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and any consent or approval required under any Foreign Competition Laws shall have been obtained.

Section 9.02   Conditions to the Obligations of Parent and Merger Subsidiary.   The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a)        (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; provided that the representations and warranties set forth in Sections 4.01, 4.02 and 4.05 shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made as of such date, and (iii) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

(b)        No Action shall be pending by a Governmental Authority (i) seeking to prevent consummation of the Merger, (ii) seeking to impose any limitation on the right of Parent to control the Company and its Subsidiaries, or (iii) seeking to restrain or prohibit the Company’s or Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company or its Subsidiaries or Affiliates, or to compel the Company or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company or its Subsidiaries or Affiliates; and

(c)        there shall not have occurred and be continuing as of the Effective Time any event, occurrence, or change that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

Section 9.03   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a)        each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)        the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by the Parent pursuant hereto shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time; and

(c)        the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the effect of clauses (a) and (b) above.

ARTICLE 10
TERMINATION

Section 10.01   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)        by mutual written agreement of the Company and Parent;

(b)        by either the Company or Parent, if:

(i)         the Merger has not been consummated on or before December 31, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)       there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii)      at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)        by Parent, if:

(i)         (A) as permitted by Section 6.03, an Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within ten Business Days of a written request made by Parent following an Acquisition Proposal that it do so;

(ii)       a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii)      the Company shall have willfully and materially breached any of its obligations under Section 6.02 or Section 6.03; or

(d)        by the Company if:

(i)         the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within five Business Days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such five Business Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three Business Day period); or

(ii)       a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02   Effect of Termination.   If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 11.04(b)); provided that, if such termination shall result from the (i) willful failure of either party to fulfill or willful breach that results in the failure to satisfy a condition to the performance of the obligations of the other party, or (ii) willful failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01   Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Energizer Holdings, Inc.
533 Maryville University Drive
St. Louis, MO 63141
Attention: Gayle Stratmann
Facsimile No.: (314) 985-2220

with a copy to:

Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, MO 63102
Attention: William F. Seabaugh
Facsimile No.: (314) 259-2020

if to the Company, to:

Playtex Products, Inc.
300 Nyala Farms Road
Westport, CT 06880
Attention: Kris J. Kelley
Facsimile No.: (203) 341-4260

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:   Howard L. Shecter

Richard B. Aldridge

Facsimile No.: (877) 432-9652

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02   Survival of Representations and Warranties.   The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03   Amendments and Waivers.   (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval there shall be no amendment or waiver that pursuant to Delaware Law requires further Company Stockholder Approval without their further approval.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04   Expenses.   (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)        If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to clauses (y) or (z) below, within two Business Days following either the Company’s entry into a definitive agreement to effect, or consummation of, an Acquisition Proposal, a fee equal to $35,000,000 (the “Termination Fee”).

“Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(c)(i), Section 10.01(c)(iii) or Section 10.01(d)(i), (y) Section 10.01(b)(i) (if a vote of the stockholders of the Company at the Company Stockholder Meeting to obtain the Company Stockholder Approval shall not have been held prior to such termination) or (z) Section 10.01(b)(iii), but only if, in the cases of clauses (y) and (z), both (A) prior to the Company Stockholder Meeting, or the End Date, as the case may be, an Acquisition Proposal shall have been made and not publicly withdrawn, and (B) within 12 months following the date of such termination, the Company shall have either entered into a definitive agreement to effect, or consummated, an Acquisition Proposal (whether or not such transaction was the one as to which a proposal, offer, or indication of interest has been made or announced prior to such termination). For purposes of this Section 11.04(b), each reference to 20% in the definition of “Acquisition Proposal” shall be deemed to be 50%.

(c)        The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent or Merger Subsidiary pursuant to this Section 11.04, it shall also pay any costs and expenses (including attorneys’ fees) incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to 3% over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.

Section 11.05   Disclosure Schedule References.   The parties hereto agree that disclosure of any item, matter or event in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section or subsection, as applicable, of this Agreement and (ii) any other representation and warranty of such party that is contained in another Section or subsection of this Agreement, but only so long as the application to any such other Section or subsection is readily apparent from such disclosure. By listing matters on the Company Disclosure Schedule, the Company shall not be deemed to have established any materiality standard, admitted any liability, or concluded that any one or more of such matters are material, or expanded in any way the scope or effect of the representations and warranties of the Company contained in this Agreement.

Section 11.06   Binding Effect; Benefit; Assignment.   (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)          No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that Delaware Law is mandatorily applicable to the Merger.

Section 11.08   Jurisdiction.   The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10   Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11   Entire Agreement.   This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.08, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENERGIZER HOLDINGS, INC.
By:	/s/ WARD M. KLEIN
	Name:	Ward M. Klein
	Title:	Chief Executive Officer
ETKM, INC.
By:	/s/ WARD M. KLEIN
	Name:	Ward M. Klein
	Title:	Chief Executive Officer
PLAYTEX PRODUCTS, INC.
By:	/s/ NEIL P. DEFEO
	Name:	Neil P. DeFeo
	Title:	President and Chief Executive Officer

APPENDIX B

July 12, 2007

Board of Directors
Playtex Products Inc.
300 Nyala Farms Road
Westport, CT  06880

Members of the Board:

We understand that Playtex Products, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Energizer Holdings Inc. (“Parent”) pursuant to which, among other things, ETKM, Inc., a wholly owned subsidiary of Parent (“Merger Subsidiary”), will merge with and into the Company with the Company surviving the merger. We further understand that, upon the effectiveness of the merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the merger (other than shares of Company Common Stock cancelled pursuant to the Agreement (as defined below) and any dissenting shares) will be converted into the right to receive $18.30 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of July 12, 2007 by and among the Company, Parent and Merger Subsidiary (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including Annual Report on Form 10-K for the fiscal year ended December 30, 2006, Quarterly Report on Form 10-Q for the quarter ended  March 31, 2007 and the Current Report on Form 8-K dated April 19, 2007, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including (i) financial projections of the Company prepared by management of the Company (the “Management Case”) and (ii) adjustments to certain of the assumptions underlying the Management Case, including adjustments reflecting lower sales growth and margins, which assumptions were based upon guidance from management of the  Company and incorporated by Lehman Brothers for purposes of its analysis (the Management Case as adjusted is defined herein as the “Sensitivity Case”), (4) independent equity research analysts’ estimates of the future financial performance of the Company, (5) a trading history of the Company’s common stock from July 12, 2005 to July 12, 2007 and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results, present financial condition and expected financial performance of the Company with those of other companies that we deemed relevant, and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification

B-1

of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Case, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. For purposes of our analysis, however, we also have considered the Sensitivity Case, and upon advice of the Company, we have assumed that the adjustments to the Management Case as reflected in the Sensitivity Case are reasonable and relied on such Sensitivity Case, along with the Management Case, in preparing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
LEHMAN BROTHERS

B-2

APPENDIX C

EXECUTION VERSION

STOCKHOLDER AGREEMENT dated as of July 12, 2007 (this “Agreement”), by and among Energizer Holdings, Inc., a Missouri corporation (“Parent”), and the individuals and other parties listed on Schedule A attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, Parent, ETKM, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Playtex Products, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement;” terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Stockholder owns the number of shares of capital stock of the Company set forth opposite such Stockholder’s name on Schedule A hereto (such shares of capital stock of the Company being referred to herein as such Stockholder’s “Original Shares;” the Original Shares, together with any other shares of capital stock of the Company or other voting securities of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any warrants, stock options or similar instruments), being collectively referred to herein as such Stockholder’s “Subject Shares”);

WHEREAS, the Board of Directors of the Company has approved the terms of this Agreement in connection with the approval of the Merger Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.   Representations and Warranties of Each Stockholder.   Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

(a)   Organization; Authority, Execution and Delivery; Enforceability.   With respect to each Stockholder that is not a natural person, such Stockholder (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has the requisite corporate, company or partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by each Stockholder that is not a natural person, the consummation by such Stockholder of the transactions contemplated by this Agreement and the compliance by such Stockholder with the provisions of this Agreement have been duly authorized by all necessary corporate or other comparable action on the part of such Stockholder and no other corporate or other comparable proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) with respect to each Stockholder that is not a natural person, the articles of incorporation or bylaws, partnership agreement or limited liability company agreement (or similar organizational documents) of such Stockholder, (ii) any Contract to which such Stockholder is a party or any of the properties or assets of such Stockholder is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to such Stockholder or his, her or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of such Stockholder to perform his, her or its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement, except for (1) filings under the HSR Act and any other applicable competition, merger control, antitrust or similar law, (2) filings with the SEC of such reports under the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby and (3) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of such Stockholder to perform his, her or its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement. With respect to each Stockholder that is a trustee under a trust, no such trust requires any consent that has not been obtained of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b)   The Subject Shares.   The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. Other than as set forth on Schedule A hereto, such Stockholder does not own (of record or beneficially) any shares of capital stock of the Company or any options, warrants, rights or other similar instruments to acquire any capital stock or other voting securities of the Company. Such Stockholder has the sole right to vote and Transfer (as defined in Section 3(c)) the Subject Shares set forth opposite his, her or its name on Schedule A hereto, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Subject Shares that would in any way limit the ability of such Stockholder to perform his, her or its obligations under this Agreement.

2.   Representations and Warranties of Parent.   Parent hereby represents and warrants to the Stockholders as follows: Parent has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization (with respect to each Stockholder that is not a natural person), execution and delivery by each Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Articles of Incorporation or Bylaws of Parent, (ii) any Contract to which Parent is a party or any of its properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement or the compliance by Parent with the provisions of this Agreement, except for (1) filings under the HSR Act and any other applicable competition, merger control, antitrust or similar law, (2) filings with the SEC of such reports under the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby and (3) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

3.   Covenants of each Stockholder.   Each Stockholder, severally and not jointly, agrees as follows:

(a)        At any meeting of the stockholders of the Company called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or at any adjournment thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) with respect to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of such Stockholder (owned of record or beneficially) entitled to vote thereon in favor of, and shall consent to (or cause to be consented to), (i) the adoption of the Merger Agreement and the approval of, the Merger and each of the other transactions contemplated by the Merger Agreement and (ii) any other matter intended to facilitate the consummation of the transactions contemplated by the Merger Agreement.

(b)        At any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of such Stockholder (owned of record or beneficially) against, and shall not consent to (and shall cause not to be consented to), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any merger agreement, merger or other Acquisition Proposal (other than the Merger Agreement and the Merger), or (ii) any amendment of the Company’s Articles of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement or to dilute in any material respect the benefits to Parent of the Merger and the other transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement, or change in any manner the voting rights of the Company Common Stock (collectively, “Frustrating Transactions”) or that would otherwise facilitate a Frustrating Transaction.

(c)        Such Stockholder shall not (i) transfer, pledge, assign, tender or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares or any interest therein, or enter into any Contract, option or other arrangement with respect to the Transfer (including any profit sharing or other derivative arrangement) of any Subject Shares or any interest therein, to any Person other than pursuant to this Agreement or the Merger Agreement, unless prior to any such Transfer the transferee of such Subject Shares enters into a Stockholder agreement with Parent on terms substantially identical to the terms of this Agreement or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Acquisition Proposal or Frustrating Transaction with respect to any Subject Shares, other than pursuant to this Agreement. Nothing contained herein will be deemed to restrict the ability of any Stockholder to exercise any Company Stock Options in a “net exercise” or “cashless exercise” manner to the extent otherwise permitted under the terms of such Company Stock Option or the plans under which they were granted.

(d)        Subject to Section 11, such Stockholder shall not, and shall cause any of its Stockholder Representatives (as defined below) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions on such Stockholder set forth in the preceding sentence by a Stockholder Representative shall be a breach of this Section by such Stockholder. Upon execution of this Agreement, such Stockholder shall, and it shall cause any of its Stockholder Representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. To the same extent required by the Company pursuant to, and subject to the same conditions contained in, the Merger Agreement, such Stockholder shall notify Parent promptly (but in no event later than 24 hours) after receipt by such Stockholder in his, her or its capacity as such (or its Stockholder Representative) of any Acquisition Proposal, any indication that a Third Party is reasonably likely to make an Acquisition Proposal to such Stockholder in his, her or its capacity as such or of any request for information to such Stockholder in his, her or its capacity as such relating such Stockholders Subject Shares by any Third Party that is reasonably likely to make or has made an Acquisition Proposal to such Stockholder in his, her or its capacity as such, which notice shall be provided orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.

(e)        Such Stockholder shall not and shall not permit any of its Stockholder Representatives to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or any of the transactions contemplated by this Agreement without the prior written consent of Parent, except as may be required by applicable law. As used herein, the term “Stockholder Representative” means (i) for any individual Stockholder, any investment banker, attorney, accountant, consultant and any other agent, advisor or representative of such Stockholder and (ii) for any Stockholder that is not a natural person, any of such Stockholder’s Subsidiaries or any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors, or other representatives.

(f)         Such Stockholder agrees not to exercise or assert, any dissenters’ or similar rights under Section 262 of the Delaware Law or other applicable law in connection with the Merger.

(g)        Such Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger.

4.   Grant of Irrevocable Proxy; Appointment of Proxy.

(a)        Each Stockholder hereby irrevocably grants to, and appoints, Parent and its designees in their respective capacities as officers or authorized representatives of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, and any individual designated in writing by any of them as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares (owned of record or beneficially), or grant a consent or approval in respect of such Subject Shares, (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and each of the other transactions contemplated by the Merger Agreement, (ii) against any Acquisition Proposal or any Frustrating Transaction and (iii) otherwise in accordance with Section 3 of this Agreement. The proxy granted in this Section 4 shall expire upon the termination of this Agreement. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(b)        Such Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c)        Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware Law.

5.   Further Assurances.   Such Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. No Stockholder shall commit or agree to take any action that would in any way limit the ability of such Stockholder to perform its obligations under this Agreement. Without limiting the generality of the foregoing, each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 4.

6.   Additional Matters.   Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators, or permitted successors or assigns, and each Stockholder further agrees to take all actions necessary to effectuate the foregoing. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Subject Shares listed on Schedule A hereto opposite the name of each Stockholder shall be adjusted appropriately.

7.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by either a Stockholder or Parent without the prior written consent of the other of such parties. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

8.   Termination.   This Agreement shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) at the option of any Stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of this Agreement that results in any decrease in the price to be paid per share for the shares of Company Common Stock. Nothing in this Section 8 shall relieve or otherwise limit the liability of any party for breach of this Agreement.

9.   General Provisions.

(a)   Amendments.   This Agreement is between each Stockholder and Parent severally and not jointly and may not be amended except by an instrument in writing signed by Parent and such amending Stockholder. Any such amendment shall be effective only as to Parent and such amending Stockholder.

(b)   Notice.   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to Parent in accordance with Section 11.01 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c)   Interpretation.   When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

(d)   Counterparts; Effectiveness.   This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement. This Agreement shall become effective by a Stockholder against Parent when one or more counterparts have been signed by Parent and delivered to such Stockholder. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

(e)   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any Person other than the parties hereto (and the persons specified as proxies in Section 4) any rights or remedies.

(f)   Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.

(g)   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h)   Voidability.   If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Merger Sub would become, or could reasonably be expected to become an “interested Stockholder” with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any “business combination” (as such terms are defined in Section 203 of the Delaware Law), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

10.   Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of New York or of any New York state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of new York or a New York state court.

11.   Stockholder Capacity.   No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder, or partner or an employee or agent of a Stockholder, in his or her capacity as an officer or director of the Company from taking any action or failing to take any action in such capacity.

12.   Stockholder Obligations Several and Not Joint.   The obligations of each Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

ENERGIZER HOLDINGS, INC.

By:	/s/ Daniel J. Sescleifer
	Name:	Daniel J. Sescleifer
	Title:	Executive Vice President and Chief Financial Officer

[Individual signature pages of Stockholders omitted]

Schedule A

Stockholders

Name and Address of Stockholder	Number of Subject Shares Owned of Record or Beneficially
Neil P. DeFeo [Address Omitted]	564,839
Herbert M. Baum [Address Omitted]	11,920
Ronald B. Gordon [Address Omitted]	11,920
R. Jeffrey Harris [Address Omitted]	14,700
C. Ann Merrifield [Address Omitted]	33,700
Susan R. Nowakowski [Address Omitted]	14,700
Douglas D. Wheat [Address Omitted]	20,200
Nick White [Address Omitted]	21,950
Maureen B. Tart-Bezer [Address Omitted]	5,900
Perry R. Beadon [Address Omitted]	56,669
James S. Cook [Address Omitted]	168,141
Kris J. Kelley [Address Omitted]	116,284
Thomas M. Schultz [Address Omitted]	36,500
Charlesbank Equity Fund II, Limited Partnership c/o Charlesbank Capital Partners, LLC [Address Omitted]	1,780,612
Surplus Valentine, LLC c/o Charlesbank Capital Partners, LLC [Address Omitted]	2,915,963
Gary S. Cohen [Address Omitted]	60,516
Paul E. Yestrumskas [Address Omitted]	65,242
Gretchen R. Crist [Address Omitted]	73,830
Blair P. Hawley [Address Omitted]	26,800

APPENDIX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com
PLAYTEX PRODUCTS, INC. C/O MELLON INVESTOR SERVICES 480 WASHINGTON BLVD., 29TH FLOOR JERSEY CITY, NJ 07310

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 26, 2007, or the day before the meeting date, if the special meeting is adjourned or postponed. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Playtex Products, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 26, 2007, or the day before the meeting date, if the special meeting is adjourned or postponed. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Playtex Products, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PLAYX1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

PLAYTEX PRODUCTS, INC.

PLAYTEX’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSALS.

Vote On Proposals			For	Against	Abstain
PROPOSAL 1	PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 12, 2007, BY AND AMONG PLAYTEX PRODUCTS, INC., ENERGIZER HOLDINGS, INC. AND ETKM, INC. AND TO APPROVE THE MERGER.		☐	☐	☐

PROPOSAL 2

PROPOSAL TO ADOPT THE ADJOURNMENT OF THE MEETING, IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND APPROVE THE MERGER.

			☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Special Meeting and at any adjournment thereof, including without limitation any proposal to adjourn the Special Meeting.

Please sign exactly as your name appears herein. If shares are held by joint owners, both must sign. When signing as attorney, executor, administrator, trustee, or guardian, give your full title as such. If shares are held by a corporation, the corporation's president or other authorized officer must sign using the corporation's full name. If shares are held by a partnership, an authorized person must sign using the partnership's full name.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PLAYTEX PRODUCTS, INC.
300 Nyala Farms Road, Westport, CT 06880
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Playtex Products, Inc. hereby constitutes and appoints Neil P. DeFeo and Kris J. Kelley, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the Special Meeting of Stockholders of the Company to be held on [September 27], 2007, (or, if only one shall be present and acting at the Special Meeting, then that one) all of the shares of stock of the Company that the undersigned would be entitled, if personally present, to vote at the Special Meeting and at any adjournment thereof.

RECEIPT IS ACKNOWLEDGED OF THE NOTICE AND PROXY STATEMENT FOR THE FOREGOING SPECIAL MEETING.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF ANY OTHER MATTER COMES BEFORE THE SPECIAL MEETING, THE PROXIES WILL VOTE THIS PROXY IN THEIR DISCRETION ON SUCH MATTER.

PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
SELF-ADDRESSED STAMPED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)